Exhibit (a)(1)

BELK. INC.

2801 West Tyvola Road

Charlotte, North Carolina 28217-4500

(704) 357-1000

OFFER TO PURCHASE FOR CASH BY

BELK, INC.

UP TO 1,500,000 SHARES OF CLASS A COMMON STOCK AND

UP TO 580,000 SHARES OF CLASS B COMMON STOCK

AT A PURCHASE PRICE OF $48.10 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE

AT 12:00 MIDNIGHT, E.D.T., ON MAY 21, 2014,

UNLESS THE OFFER IS EXTENDED.

This Offer to Purchase relates to the tender offer of Belk, Inc., a Delaware corporation (“Belk”, “we” or “our”), to purchase up to 1,500,000 shares of its Class A common stock, $0.01 par value per share and up to 580,000 shares of its Class B common stock, $0.01 par value per share. We are offering to purchase the shares at a price of $48.10 per share net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated April 24, 2014, and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the “Offer.”

All shares properly tendered and not properly withdrawn will be purchased at the $48.10 per share purchase price, upon the terms of the Offer. Shares not properly tendered will be returned to the tendering stockholders at our expense promptly after the Expiration Date. See “Section 1. Number of Shares; Proration.”

The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See “Section 6. Certain Conditions of the Offer.”

Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Ralph A. Pitts, our Executive Vice President, General Counsel and Corporate Secretary. Such copies will be furnished promptly at our expense.

The Board of Directors has unanimously approved the Offer. However, neither we nor our Board of Directors nor any advisors retained by us or the Board of Directors in this matter make any recommendation to any stockholder as to whether to tender or refrain from tendering shares. Stockholders must make their own decisions whether to tender shares and, if so, how many shares to tender. There is no restriction on our directors and executive officers participating in the Offer.

No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender or refrain from tendering shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer or in the Letter of Transmittal. If given or made, such recommendation, information or representations must not be relied upon as having been authorized by us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THIS OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

April 24, 2014

SUMMARY TERM SHEET

The following summary section answers some of the questions you may have about this Offer. However, the summary does not describe all of the details of the Offer. You should carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal for more complete information. Where appropriate, we have included references to certain sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my shares?

We are offering to purchase up to 1,500,000 shares of our Class A common stock, $0.01 par value per share, and up to 580,000 shares of our Class B common stock, $0.01 par value per share. See “Section 9. Certain Information About Belk” for more detailed information about Belk, including selected financial data.

What class and amount of shares are sought in the Offer?

We are offering to purchase up to 1,500,000 shares of our Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the Offer. We are also offering to purchase up to 580,000 shares of our Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the Offer. We reserve the right to purchase additional shares of up to 2% of the outstanding shares of each class of common stock, subject to applicable legal requirements. All shares of Class A and Class B common stock will be subject to the same terms in this tender offer, including, but not limited to, price, proration (other than odd lot shares) and conditions. See “Section 1. Number of Shares; Proration” for a more detailed discussion of the Offer.

How many shares of common stock does Belk have outstanding?

As of April 11, 2014, there were 40,056,235 Class A shares outstanding and 1,148,387 Class B shares outstanding. The shares we are offering to purchase represent approximately 3.7% of the total outstanding Class A shares and approximately 50.5% of the total outstanding Class B shares, or approximately 5.1% of all shares outstanding, as of that date.

How much is Belk offering to pay for my shares and what is the form of payment?

We are offering to purchase the shares for a cash purchase price of $48.10 per share (the “Purchase Price”). Stockholders whose shares are purchased in the Offer will receive the cash Purchase Price promptly after the expiration date. The Offer is scheduled to expire at 12:00 midnight, E.D.T., on Wednesday, May 21, 2014 (the “Expiration Date”), unless it is extended by us. We will not pay interest on the Purchase Price under any circumstances. See “Section 1. Number of Shares; Proration” for a more detailed discussion of the Purchase Price.

How was the offer price determined?

Our Board of Directors has determined to offer $48.10 per share after considering a recent stock valuation appraisal, the limited opportunities for liquidity available for Belk stockholders and our current financial condition.

Does the Purchase Price accurately reflect the intrinsic value of my shares?

Not necessarily. We do not represent that the Purchase Price accurately reflects the intrinsic value of the shares. In fiscal year 2014, there was no established public trading market for either the Class A common stock or Class B common stock. There were limited and sporadic quotations of bid and ask prices for the Class A Common Stock and the Class B Common Stock on the Over the Counter Bulletin Board and on the OTC Market, in the OTCQB Tier (formerly known as the “Pink Sheets”), under the symbols “BLKIA” and “BLKIB,” respectively. Because there is no established public trading market for our stock, and because of the limited and sporadic nature of the trading in the stock, determining the fair market value of a share of Class A common stock and Class B common stock as of any date based on the trading prices for the shares during a prior trading period is inherently unreliable.

For this reason, we periodically engage valuation appraisers to establish a value for our common stock. The most recent appraisal was conducted by Willamette Management Associates as of February 1, 2014, and the appraised value of the common stock was $48.10 per share. The Board of Directors considered the appraisal in determining to offer $48.10 per share to purchase shares pursuant to the Offer. For a summary of the appraisal and the methodologies applied by Willamette Management Associates, see “Section 10. Discussion of Appraisal.” A copy of the appraiser’s narrative summary is included as an exhibit to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under the cover of Schedule TO (the “Schedule TO”) filed by us with the Securities and Exchange Commission in connection with the Offer and is available for inspection at Belk’s principal executive offices during regular business hours by any interested stockholder of Belk or representative who has been so designated in writing. A copy of the report will be transmitted by Belk to any interested stockholder or representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

Trading of our stock on the Over the Counter Bulletin Board and on the OTC Market, in the OTCQB Tier, is limited and sporadic. During fiscal year 2014, the trading range for our Class A common stock was between $40.20 and $50.10 per share, and for our Class B common stock was between $40.50 and $55.00 per share. From February 2, 2014 (the beginning of fiscal year 2015) through April 11, 2014, the trading range for our Class A common stock was between $50.75 and $52.10 per share, and the only trade for our Class B common stock was at $50.00 per share.

The most recent trade known to us, excluding intra-family sales, occurred on March 14, 2014 for the Class A common stock at $52.10 per share, and on April 10, 2014 for the Class B common stock at $50.00 per share.

Does Belk have the financial resources to make payment?

Yes. We have sufficient cash on hand to complete the Offer and pay necessary expenses. We will not borrow any funds needed to complete the Offer. See “Section 11. Source and Amount of Funds; Fees and Expenses” for a more detailed discussion of the source and amount of funds and expenses for the transaction.

Am I required to tender a minimum number of shares?

No. The Offer is not subject to a condition that any minimum number of shares is tendered.

How long do I have to tender into the Offer?

In order for you to properly tender your shares, we must receive your shares and the other documents described in this Offer to Purchase no later than 12:00 midnight, E.D.T. on Wednesday, May 21, 2014. See “Section 1. Number of Shares; Proration” and “Section 3. Procedure for Tendering Shares” for a more detailed discussion of the expiration of the Offer.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can elect to extend or amend the Offer at any time by publicly announcing the extension. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See “Section 16. Extension of the Offer; Termination; Amendments” for a more detailed discussion of extension and amendment of the Offer.

We can terminate the Offer under certain circumstances, which include, but are not limited to, the threat or institution of legal action by a government agency that challenges the acquisition of shares under the Offer or that could materially adversely affect our business, the threat or passage of any law or regulation that may materially adversely affect our business, or any change that occurs in our business that is reasonably likely to have a material adverse effect on Belk. See “Section 6. Certain Conditions of the Offer” for a more detailed description of these and other circumstances under which we can terminate the Offer.

How will I be notified if the Offer is extended?

We will announce any extension either through a press release or other public announcement or a subsequent mailing to the stockholders. We also may communicate the extension of the Offer through other means. See “Section 16. Extension of the Offer; Termination; Amendments” for a more detailed discussion of the notification procedure.

Are there any conditions to the Offer?

We will not be obligated to purchase any shares if at any time on or after the commencement of the Offer on April 24, 2014 and on or prior to the Expiration Date, any of the following events occur:

•	a threatened, instituted or pending action by any government or administrative authority or other person that:

1. challenges or seeks to challenge, restrict, prohibit or delay the Offer,

2. delays or limits our ability to pay for some or all of the shares,

3. materially impairs the contemplated benefits of the Offer to us, or

4. could materially adversely affect our business, condition (financial or other), assets, income, operations or prospects; or

•	any law is enacted or regulation imposed which, directly or indirectly, may:

1. prohibit the Offer,

2. delay or limit our ability to pay for some or all of the shares,

3. materially impair the contemplated benefits of the Offer to us, or

4. materially adversely affect our business, condition (financial or other), assets, income, operations or prospects; or

•	any of the following occurs:

1. a U.S. banking moratorium or suspension of payments,

2. a suspension of securities trading in U.S. markets,

3. war, act of terrorism or any other national crisis directly or indirectly involving the U.S.,

4. any limitation on the extension of credit by U.S. lending institutions,

5. any significant decreases in equity prices below certain benchmark thresholds or any change in general political, market, economic or financial conditions that is reasonably likely to have a material adverse effect on our business, condition (financial or other), operations or prospects or on the benefits of the Offer to us, or

6. if any of the above conditions exist at the time the Offer begins, in our reasonable judgment, a material acceleration or worsening of such condition or conditions; or

•

any change occurs in the business, condition (financial or other), assets, income, operations, prospects or share ownership which has a material adverse effect on us or impairs the Offer’s contemplated benefits to Belk; or

•	there is a change in the U.S. tax laws, the effect of which would change the tax consequences of the Offer in a manner that would adversely affect us; or

•

a merger, business combination or similar transaction involving us is proposed or any other transaction is proposed involving us (including an acquisition or disposition of stores or other properties) that makes it inadvisable to proceed with the Offer; or

•	any entity, group or person acquires or proposes to acquire beneficial ownership of more than 5% of our outstanding shares.

See “Section 6. Certain Conditions of the Offer” for a more detailed discussion of the conditions of this Offer. See “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase” for a discussion of benefits of this Offer.

How do I tender my shares?

Shares Held in Your Own Name. If the share certificates are registered in your own name, you should deliver the following documents to Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary, so that they will be received on or prior to the Expiration Date at the address specified on page 1 of the “Letter of Transmittal” enclosed with this Offer:

1. The stock certificate(s) for the shares being tendered;

2. A completed and signed Letter of Transmittal; and

3. A completed and signed IRS Form W-9 (included with the Letter of Transmittal) or IRS Form W-8BEN or other applicable form in the case of foreign stockholders.

You may use the enclosed envelope with the blue label to return these documents to us.

Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf. See “Section 3. Procedure for Tendering Shares” for a more detailed discussion of the procedure for tendering shares.

What should I do if my stock certificates have been lost, stolen, destroyed or mutilated?

If your stock certificates have been lost, stolen, destroyed or mutilated, you should immediately contact Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary, to obtain instructions for replacing them, and check the appropriate box in the Letter of Transmittal.

In what order will tendered shares be purchased? Will tendered shares be prorated?

In the event that more than 1,500,000 shares of Class A common stock or more than 580,000 shares of Class B common stock (or such greater number of Class A or Class B shares as we elect to purchase) are validly tendered, we will purchase shares in the following order of priority:

•	Odd Lots. We will first purchase shares from all holders of “odd lots” of an aggregate of less than 100 Class A shares and Class B shares who properly tender all of their shares.

•

Class A Shares. We will purchase Class A shares on a pro rata basis from all other stockholders who properly tender Class A shares until we have acquired the number of Class A shares that we have offered to purchase.

•

Class B Shares. We will purchase Class B shares on a pro rata basis from all other stockholders who properly tender Class B shares until we have acquired the number of Class B shares that we have offered to purchase.

Consequently, all of the shares that you tender in the Offer may not be purchased. See “Section 1. Number of Shares; Proration” for a more detailed discussion of proration.

Until what time can I withdraw previously tendered shares?

You can withdraw previously tendered shares until 12:00 midnight, E.D.T., on Wednesday, May 21, 2014. If the Offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the Offer.

In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 midnight, E.D.T., on June 19, 2014. See “Section 4. Withdrawal Rights” for a more detailed discussion of withdrawal rights.

v

How do I withdraw previously tendered shares?

You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary at Belk, Inc. Contact information is set forth on the back of this document.

We must receive the notice on or before 12:00 midnight, E.D.T., on Wednesday, May 21, 2014. If you delivered or otherwise identified the certificates to us, you will need to provide the certificate numbers on those certificates. See “Section 4. Withdrawal Rights” for a more detailed discussion of withdrawal procedures.

Does Belk anticipate listing the shares on a national stock exchange or otherwise pursuing a public market for the shares?

We have no current plans to list the shares on a national stock exchange or otherwise pursue a public market for the shares. If, however, you tender your shares in this Offer, you will lose the opportunity to participate in any initial public offering or business combination transaction in the future that may result in a higher price for your shares than the Purchase Price presented by this Offer. You will also lose the opportunity to participate in the future earnings and distributions of Belk or to benefit from any future appreciation in the value of your shares resulting from the operations of our business or transactions involving us.

We have announced that we intend to engage in future stock repurchases as a way to provide further ongoing liquidity opportunities for our stockholders, subject to our Board of Directors’ consideration of our cash flow position, market conditions and such other criteria as the Board deems appropriate. Except for such announcement, we have no present plans to pursue a business combination or similar transaction that would create a liquidity event for stockholders. See “Section 13. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act” for a more detailed discussion of the market for our shares.

Following the tender offer, will Belk continue as a public reporting company?

Yes. We do not believe that the completion of the Offer according to its terms and conditions will cause us to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for our Class A common stock. Although the completion of the Offer will likely cause our Class B common stock to be eligible to be deregistered from the Exchange Act reporting requirements, we will continue the registration of our Class B common stock. See “Section 13. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act” for a more detailed discussion of registration under the Exchange Act.

If I decide not to tender, how will the Offer affect my shares?

Your percentage ownership interest in Belk will increase. Your percentage interest in our future earnings will also increase. See “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase” for a more detailed discussion of the effects of the Offer.

Do Belk insiders have any material interest in the transaction?

There is no restriction on our directors and executive officers participating in the Offer. We do not presently know whether our directors and executive officers intend to tender their beneficially owned shares in connection with the Offer. In past years, our directors and executive officers have tendered their beneficially owned shares in connection with our annual tender offer. Other than our directors and executive officers, there are no other persons who directly or indirectly through one or more intermediaries control, are controlled by, or are under common control with Belk. See “Section 12. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares” for a more detailed discussion of the interests of insiders in the transaction.

If our directors and executive officers do not tender their shares in connection with this Offer, the percentage of shares owned by the executive officers and directors will increase after the Offer has been completed. See “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase” for a more detailed discussion of the effects of the Offer.

Does Belk recommend that I tender shares in the Offer?

The Board of Directors has unanimously approved the Offer. The Board of Directors believes that the Offer is fair to affiliated and unaffiliated stockholders of Belk. However, neither we nor our Board of Directors nor any advisors retained by us or the Board of Directors in this matter makes any recommendation as to whether stockholders should tender.

How and when will I be paid for my shares?

We will issue checks for all accepted tenders promptly after the Expiration Date. See “Section 5. Acceptance For Payment of Shares and Payment of Purchase Price” for additional information on payment for shares.

Will I have to pay taxes if I tender my shares?

Generally, the receipt of cash by a stockholder in exchange for shares tendered in the Offer will be a taxable transaction for federal income tax purposes. The cash received will be treated either as (1) the proceeds of a sale or exchange in which capital gain or loss is recognized, measured by the difference between the cash and the stockholder’s tax basis in the shares exchanged, or (2) as a dividend. The likelihood of a stockholder’s receipt of cash being treated as a sale or exchange on which capital gain (or loss) is recognized, as opposed to a dividend, will depend on the extent to which the stockholder’s percentage ownership (both actual and constructive) of Belk shares is reduced in the Offer, taking into account the effect of shares tendered by the other participating stockholders. You should consult your tax advisor regarding the tax treatment of the sale of your shares in this Offer. See “Section 15. Material United States Federal Income Tax Consequences” for additional federal income tax consequences of the Offer.

Who can I talk to if I have questions?

Questions or requests for assistance may be directed to Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary. Contact information is set forth on the back of this document.

SPECIAL FACTORS

We have conducted offers similar to the Offer in each of the last eight consecutive years. This year, we are subject to additional Exchange Act reporting requirements in connection with the Offer that we have not been subject to in previous years. This is because as of April 11, 2014, we have more than 300 holders of record of our Class B common stock, and we anticipate that the completion of the Offer will cause the number of holders of record of our Class B common stock to drop below 300.

With fewer than 300 holders of record of our Class B common stock, we are permitted under Exchange Act rules to deregister our Class B common stock from the Exchange Act’s reporting requirements. We had fewer than 300 holders of record of our Class B common stock during most of the last three years and we did not deregister our Class B common stock during that time period, and we will not deregister our Class B common stock as a result of the completion of the Offer. However, we are still required to provide you with the additional disclosure that is in this “Special Factors” section and in other sections of the Offer to Purchase. We do not expect that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class A common stock below 300 and becoming eligible for termination of registration under the Exchange Act.

Background

We are offering to purchase up to 1,500,000 shares of our Class A common stock, $0.01 par value per share, and up to 580,000 shares of our Class B common stock, $0.01 par value per share. Our Class A and Class B common stock are registered under the Exchange Act which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission (“SEC”). As of April 11, 2014, we had 545 holders of record of our Class A common stock and 321 holders of record of our Class B common stock.

We do not expect that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class A common stock below 300 and becoming eligible for termination of registration under the Exchange Act. However, based upon our historical experience with the number of record holders that we expect to participate in the Offer, we anticipate that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class B common stock below 300. We will not terminate the Exchange Act registration of our Class B common stock as a result of the completion of the Offer, and have no current plans to terminate the Exchange Act registration of our Class B common stock for the foreseeable future.

Purposes of the Offer; Alternatives

The Offer is part of a plan intended to enhance stockholder value and provide liquidity for the stockholders. The Offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in Belk if they so desire. Stockholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in Belk, and thus in our future earnings and assets, subject to increased risks resulting from higher leverage and subject to our ability to issue additional shares or other equity securities in the future.

The Offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to sell those shares for cash without the usual transaction costs associated with open-market sales. If the purchase of shares in the Offer reduces the number of stockholders of record, the costs to us to provide services to stockholders may be reduced.

Belk has offered to repurchase Class A and Class B shares through a public tender offer process on an annual basis shortly after the filing of our annual report on Form 10-K in April of each of the last eight consecutive years in order to achieve the purposes of the Offer described above. Accordingly, we structured the Offer in the same manner as the past years’ tender offers, commenced the Offer in April shortly after the filing of our annual report on Form 10-K for the fiscal year ended February 1, 2014 and did not consider any alternative means of accomplishing the purposes of the Offer described above.

Effects of the Offer Generally

Shares we acquire pursuant to the Offer will be retired. Tendering stockholders may lose the opportunity to participate in any initial public offering or business combination transaction in the future that may result in a higher price for tendered shares than the Purchase Price presented by this Offer. Tendering stockholders will also lose the opportunity to participate in the future earnings and distributions of Belk or to benefit from any future appreciation in the value of tendered shares resulting from the operations of our business or transactions involving us.

The 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock that we are offering to purchase represent approximately 5.1% of all shares outstanding, as of April 11, 2014. We do not anticipate any material impact on the relative stock ownership of the remaining stockholders. If stockholders tender the maximum number of shares that we are offering to purchase, we expect to pay approximately $100 million to purchase such shares. We plan to obtain the funds needed for the Offer from cash on hand. We will not borrow any of the funds needed to complete the Offer. Following completion of the Offer, we intend to continue to operate our business in the same manner as currently conducted. No changes in our executive officers or board of directors are anticipated to result from the Offer. If the Offer is fully subscribed, neither our book value per share of common stock nor our earnings per share of common stock will be materially affected. We do not believe the completion of the Offer will have a material effect on our financial condition or our results of operations.

Under applicable Exchange Act rules, companies are permitted to terminate the registration of, and suspend their Exchange Act reporting obligations with respect to, any class of securities held of record by fewer than 300 holders. Once these obligations have been suspended, companies cease to be public “reporting companies” and are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, or proxy statements concerning annual or other stockholder meetings with the SEC. In addition, following any deregistration, directors, executive officers and persons owning more than 10% of the outstanding shares of common stock of a company would no longer be subject to the reporting and short-swing trading provisions of Sections 13 and 16 of the Exchange Act. As a result, the amount of information provided to stockholders following a deregistration may be less than the amount currently supplied. Accordingly, it may become difficult for stockholders to obtain information about a company following its deregistration.

We do not expect that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class A common stock below 300 and becoming eligible for termination of registration under the Exchange Act. However, based upon our historical experience with the number of record holders that we expect to participate in the Offer, we anticipate that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class B common stock below 300. The table below provides information about the number of holders of record of our common stock prior to and after giving effect to the last five annual stock repurchases.

	2013	2012	2011	2010	2009
Class A record holders before offer	551	547	562	576	578
Class A record holders tendering shares	66	69	67	69	18
Class A record holders after offer	545	533	552	561	575

Class B record holders before offer	297	274	299	350	389
Class B record holders tendering shares	78	54	69	140	46
Class B record holders after offer	268	251	268	260	374

As shown in the table, the number of record holders of our Class B common stock dropped to less than 300 after the completion of the offer in 2010 and remained below 300 through 2013. In 2014, prior to March 25, 2014, we still had fewer than 300 holders of record of our Class B common stock. On March 25, 2014, our Compensation Committee approved the grant of equity compensation under our stockholder approved Belk, Inc. 2010 Incentive Stock Plan. As a result of the grant of equity compensation to our eligible employees, the number of holders of record of our Class B common stock increased to 321. Although we anticipate that the completion of the Offer will again cause the number of record holders of Class B common stock to fall below 300, we will not terminate the Exchange Act registration of our Class B common stock as a result of the completion of the Offer, and have no current plans to terminate the Exchange Act registration of our Class B common stock for the foreseeable future. No assurances can be made, however, that we will not seek to deregister our shares at a future date if our Board of Directors determines it is in the best interest of Belk and its stockholders at that time to do so.

Following completion of the Offer, we may repurchase additional shares, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases of shares by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. We have announced that we intend to engage in future stock repurchases as a way to provide further ongoing liquidity opportunities for our stockholders, subject to our Board of Directors’ consideration of our cash flow position, market conditions and such other criteria as the Board deems appropriate.

Effects of the Offer on Affiliated and Unaffiliated Stockholders

There are no terms or arrangements that treat any subject security holder differently from other subject security holders. Except as provided below, the Offer will affect both affiliated and unaffiliated stockholders of Belk in the same manner. As used in this Offer to Purchase, the term “affiliated stockholder” means any stockholder who is a director or executive officer of Belk or any other person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Belk. There are no affiliated stockholders other than our directors and executive officers listed in “Section 12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.” The term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

There is no restriction on our directors and executive officers participating in the Offer. We do not presently know whether our directors and executive officers intend to tender their beneficially owned shares in connection with the Offer. If our directors and executive officers do not tender any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers. Prior to the Offer, our directors and executive officers as a group beneficially owned approximately 16.7% of the outstanding Class A shares and approximately 27.0% of the outstanding Class B shares, for a total of 17.0% of all shares outstanding. Assuming we purchase 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock pursuant to the Offer and that no shares are tendered by directors and executive officers, the directors and executive officers as a group would beneficially own approximately 17.4% of the outstanding Class A shares and approximately 54.6% of the outstanding Class B shares, for a total of approximately 17.9% of all shares outstanding. In past years, our directors and executive officers have tendered their beneficially owned shares in connection with our annual tender offer.

If we terminate our registration under the Exchange Act, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of our common stock. However, we will not terminate the registration of either our Class A or our Class B common stock as a result of the completion of the Offer. The Offer will not trigger any compensatory “golden parachute” payment to any named executive officer of the Company.

Stockholders are not entitled to any appraisal or dissenter’s rights under Delaware law as a result of the Offer. Belk has not made any provision to grant unaffiliated stockholders access to its corporate files or to obtain counsel or appraisal services at its expense. Belk has not granted any stockholder (including any executive officer or director) any voting or similar rights in connection with the Offer.

x

Material Federal Income Tax Consequences

Generally, the receipt of cash by a stockholder in exchange for shares tendered in the Offer will be a taxable transaction for federal income tax purposes. The cash received will be treated either as (1) the proceeds of a sale or exchange in which capital gain or loss is recognized, measured by the difference between the cash and the stockholder’s tax basis in the shares exchanged, or (2) as a dividend. The likelihood of a stockholder’s receipt of cash being treated as a sale or exchange on which capital gain (or loss) is recognized, as opposed to a dividend, will depend on the extent to which the stockholder’s percentage ownership (both actual and constructive) of Belk shares is reduced in the Offer, taking into account the effect of shares tendered by the other participating stockholders. You should consult your tax advisor regarding the tax treatment of the sale of your shares in this Offer. See “Section 15. Material United States Federal Income Tax Consequences” for additional federal income tax consequences of the Offer.

Determination of Fairness of Offer by our Board of Directors

For reasons discussed below, our Board of Directors has determined, on behalf of Belk, that the Offer is fair to affiliated and unaffiliated stockholders of Belk. The determination is based on our Board of Directors’ knowledge of Belk’s business as well as other factors. Specifically, our Board of Directors has determined, on behalf of Belk, that the Offer is fair to affiliated and unaffiliated stockholders who decide to tender their shares for the following reasons:

•	The Offer is voluntary and therefore is procedurally fair to stockholders who choose to participate. Stockholders are not required to tender their shares.

•	The offering price of $48.10 per share is believed to be fair and equitable consideration for stockholders tendering their shares, as discussed below.

•	Stockholders who directly tender their shares to Belk will avoid the usual transaction costs that would otherwise be incurred if the shares were sold in an open market transaction.

These benefits, however, must be weighed against the fact that tendering stockholders will no longer benefit from any future earnings and growth in Belk or our common stock. Our Board of Directors has determined, on behalf of Belk, that the Offer is fair to affiliated and unaffiliated stockholders who decide not to tender for the following reasons:

•	The reduction in shares will increase the relative percentage ownership in Belk of those stockholders who remain after the offer.

•	The offering price of $48.10 per share is believed to be an attractive price to Belk and an attractive use of available cash based on Belk’s underlying fundamentals.

We periodically engage valuation appraisers to establish a value for our common stock. The most recent appraisal was conducted by Willamette Management Associates, an independent appraiser, as of February 1, 2014. Our Board of Directors considered this appraisal to determine a fair and equitable price for the Offer. After careful consideration of the appraisal and the voluntary nature of the transaction, our Board of Directors concluded that $48.10, the fair market value of the common stock based on the independent appraisal, was a fair and motivating price to affiliated and unaffiliated stockholders for the tendered shares and, also, fair to affiliated and unaffiliated stockholders not participating in the Offer, after taking into account the effects of the Offer on Belk.

•

Appraisal; Going Concern Value. The offering price of $48.10 per share is equal to the fair market value of the common stock based on an independent appraisal conducted under the premise of value in continued use, as a going concern, as of February 1, 2014 conducted by Willamette Management Associates. For a summary of the appraisal and the methodologies applied by Willamette Management Associates, see “Discussion of Appraisal” below. A copy of the appraiser’s narrative summary is included as an exhibit to the Tender Offer Statement on Schedule TO filed by us with the SEC in connection with the Offer and is available for inspection at Belk’s principal executive offices during regular business hours by any interested stockholder of Belk or representative who has been so designated in writing. A copy of the report will be transmitted by Belk to any interested stockholder or representative who has been so designated in writing upon written request and at the expense of the requesting stockholder. Apart from considering Willamette’s appraisal, our Board of Directors did not separately evaluate whether the offering price constitutes fair value in relation to going concern value.

•

Current and Historical Market Prices. In conducting its appraisal, Willamette reviewed previous transactions in Belk’s common stock to determine if any of the prior transactions would provide a meaningful indication of value. Arm’s-length transactions between unrelated parties involving Belk’s common stock as of a date proximate to the valuation date can provide meaningful evidence of value if the transactions are timely and at arm’s-length. This valuation method is not always reliable if: (1) the sales are rare or not timely; (2) the number of shares sold differ substantially from the shares to be valued currently; or (3) it is difficult to establish if the selling price to a related party or a family member is an arm’s-length price. The details of stock transactions must be investigated to estimate whether they are true indicators of value. Willamette compiled a list of share transactions over the last three years and reviewed information regarding bid and ask prices over that period. Our Board of Directors did not separately evaluate whether the offering price constitutes fair value in relation to current and historical market prices.

•

Net Book Value. In conducting its appraisal, Willamette analyzed Belk’s book value, financial condition, earning and dividend paying capacity, and any goodwill or other intangible value. Our Board of Directors did not separately evaluate whether the offering price constitutes fair value in relation to net book value.

•

Liquidation Value. In conducting its appraisal, Willamette did not analyze Belk’s liquidation value. Our Board of Directors did not separately evaluate whether the offering price constitutes fair value in relation to liquidation value.

•

Purchase Prices Paid in Prior Repurchases. In conducting its appraisal, Willamette analyzed Belk’s historic tender offers. Willamette determined that (1) the historical transactions in the Belk stock show that the tender offers have consistently been the ideal liquidity event for pent-up interest of shareholders looking to sell shares and (2) shareholders have used the tender offers as a valuation of price and wait until Belk redeems shares to reduce their holdings. Our Board of Directors did not separately evaluate whether the offering price constitutes fair value in relation to the purchase prices paid by us in acquiring our stock in the past two years.

For a summary of weight accorded to the valuation methodologies applied by Willamette Management Associates in preparing its independent appraisal, see “Discussion of Appraisal – Weight Accorded the Methodologies” below.

The Board of Directors, including all of our directors who are not employees of Belk, has unanimously approved the Offer. No director dissented to or abstained from voting on the approval of the Offer. Given the consensus of our Board of Directors that the offer is fair to affiliated and unaffiliated stockholders and because our directors are eligible to participate in the Offer on the same terms and conditions are our unaffiliated stockholders, our Board of Directors did not appoint a committee of disinterested or non-employee directors or obtain an unaffiliated representative to negotiate the terms of the Offer.

Our Board of Directors determined that the engagement of an unaffiliated stockholder representative on behalf of the unaffiliated stockholders was not necessary, practicable or advisable and would constitute an unnecessary expense because of the relatively small size of the Offer (approximately 5% of our outstanding common stock), the voluntary nature of the Offer, the same financial effects of the Offer on affiliated and unaffiliated stockholders, the equivalence of the offering price to the appraised value of the common stock as of February 1, 2014, as determined by an independent appraiser, and the fact that we have conducted a similarly structured tender offer in each of the last eight consecutive years.

Our Board of Directors also believes that the Offer is procedurally fair because it is voluntary for tendering stockholders. As a result, stockholders are entitled to make individual decisions based on their personal financial situation, personal risk tolerance or personal view of Belk.

No other action of Belk’s stockholders related to the Offer is required under Delaware law, and our Board of Directors did not deem it appropriate to subject individual common stockholders who may tender their shares in the Offer to the approval of the common stockholders who may not; the voluntary and uncoercive nature of the transaction affords the participating stockholders ample protection. All Belk stockholders have been notified of the Offer and the implications of the transaction on them by receipt of a copy of the Offer to Purchase and have the same rights to sell their shares outside of the Offer before or after completion of the Offer.

Discussion of Appraisal

From time to time, we have, for various tax and other purposes, engaged Willamette Management Associates (“Willamette”), an independent appraiser, to conduct an appraisal of the fair market value of minority interest blocks (i.e. non-controlling positions) of our common stock. The most recent appraisal was conducted as of February 1, 2014, and appraised the value of the common stock at $48.10 per share. The Board of Directors considered the appraisal in determining to offer $48.10 per share to purchase shares pursuant to the Offer. A copy of the appraiser’s narrative summary prepared by Willamette is included as an exhibit to the Schedule TO filed with the SEC.

The appraisal is based upon three principal valuation methodologies: (1) the guideline publicly traded company method, which applies trading multiples from comparable public companies to Belk’s core business activities; (2) the discounted cash flow method, which calculates the present value of Belk’s estimated future net cash flows; and (3) an analysis of historical transactions in Belk’s stock. A 15% discount is applied to the valuations derived by the guideline publicly traded company method and the discounted cash flow method, to reflect the relative lack of marketability of the shares.

Willamette’s analysis involved a review and analysis of the following information, which Willamette represented was a reasonable and adequate basis for its appraisal: (1) the nature of the business and history of Belk; (2) Belk’s book value, financial condition, earning and dividend paying capacity, and any goodwill or other intangible value in Belk; (3) prior sales of the common stock; (4) market prices and performance characteristics of guideline publicly traded companies engaged in the same or similar lines of business; (5) long-term investment rates of return found in the capital markets; and (6) the operating prospects of Belk. During the course of its work Willamette staff members interviewed members of Belk’s management concerning Belk’s recent operating performance, its current outlook, and future plans.

The summary of the appraisal set forth below does not purport to be a complete description of the analyses performed, or the matters considered, by Willamette in rendering its appraisal. Willamette believes that its analyses and the description set forth below must be considered as a whole and that selecting portions of such description or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the appraisal. In rendering its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein. The fact that any specific analysis is referred to in the summary is not meant to indicate that such analysis was given greater weight than any other analysis. Although Willamette was advised that certain assumptions were appropriate (described more fully below), no conditions or limitations were imposed on the scope of the investigation by Willamette or the methods and procedures to be followed by Willamette in rendering the appraisal.

Qualifications to Appraisal. Willamette was not requested to and did not (a) select the method of determining the Offer price; (b) make any recommendations to the Board of Directors of Belk or any stockholder of Belk with respect to whether to approve the Offer or to tender shares into the Offer; or (c) express any opinion as to (i) the impact of the Offer with respect to any stockholder of Belk who does not participate in the Offer, (ii) the tax consequences of the sale of shares pursuant to the Offer, (iii) the impact of the Offer on the capital structure or financial performance of Belk or (iv) the fairness or advisability of any alternatives to the Offer. Further, Willamette did not express any opinion as to the fairness of any terms of the Offer, including, without limitation, the Purchase Price.

Assumptions. In rendering its appraisal, Willamette relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to Willamette. Willamette also relied on assurances that: (a) any financial projections or pro forma statements or adjustments provided to Willamette (including the budgets and projections related to Belk) were in the judgment of Belk reasonably prepared or adjusted on bases consistent with actual historical experience or reflecting the best currently available estimates and good faith judgments; (b) no material changes have occurred in the information reviewed between the date the information was provided and the date of the appraisal; and (c) Belk is not aware of any information or facts regarding Belk that would cause the information supplied to Willamette to be incomplete or misleading in any material respect. Willamette stated that nothing came to its attention that would lead it to believe any of the foregoing is inaccurate, incomplete or misleading in any material respect.

The following paragraphs summarize the material quantitative and qualitative analyses performed by Willamette in arriving at the appraisal delivered to Belk’s Board of Directors.

Historical Financial Position. In rendering its appraisal, Willamette reviewed and analyzed the historical and current financial condition of Belk which included: (1) an assessment of Belk’s recent financial statements for the previous five fiscal years; (2) an analysis of Belk’s revenue, growth and operating performance trends; and (3) an assessment of Belk’s historical margin fluctuations.

Analysis of Certain Guideline Publicly Traded Companies. Using publicly available information, Willamette reviewed the stock prices, market multiples, profitability and certain other characteristics for certain guideline publicly traded companies in the retail department store industry. The companies included in the analysis were Bon-Ton Stores, Inc., Dillard’s, Inc., Kohl’s Corporation, Nordstrom, Inc., Macy’s, Inc., Stage Stores Inc., Target Corp. and The Gap, Inc. Willamette determined that the estimated applicable market multiples based upon the public companies’ latest twelve months and three year averages for revenue, EBIT (earnings before interest and taxes), and EBITDA (earnings before interest, taxes, depreciation, and amortization) were as follows in the table below.

Estimated Applicable Market Multiples	Revenue	EBIT	EBITDA
Last Twelve Months	.65	9.0	6.0
Three Year Averages	.65	9.0	6.0

No company used in the analysis of publicly traded companies is identical to Belk. Accordingly, Willamette’s analyses took into account differences in the financial and operating characteristics of Belk and other factors that would affect the public trading value. Based on this analysis, Willamette estimated a market value of invested capital (consisting of both debt and equity) of Belk of $2.61 billion. After subtracting Belk’s interest-bearing debt, net of cash, of approximately $98.4 million, the implied value of Belk’s common equity is $2.51 billion.

Discounted Cash Flow Analysis. Willamette performed a discounted cash flow analysis of the projected cash flows of Belk for the fiscal years 2015 through 2016, based on projections provided by the management of Belk and Willamette’s independent analysis of such projections and the assumptions upon which they were based. The discounted cash flows for Belk were estimated using a discount rate of 12.5%, based on estimates related to the weighted average cost of capital of Belk, and terminal values based on an assumed long term annual growth rate of 4.0%. Based on this analysis, Willamette estimated a market value of invested capital of Belk of $2.21 billion. After subtracting Belk’s interest-bearing debt, net of cash, of approximately $98.4 million, the implied value of Belk’s common equity is $2.12 billion.

Other Adjustments. Because these valuation indications are drawn from prices and returns seen on common stocks trading on existing public markets that routinely provide liquidity for buying or selling such stock, an adjustment is necessary to reflect the relative lack of such liquid, public markets for the sale or purchase of Belk shares.

This adjustment for the relative lack of marketability of the shares, expressed in the form of a 15% discount, is based on Willamette’s analysis of theoretical models and empirical data on transactions of common stock that have a similar lack of marketability. The Board has not adopted any specific tender offer policy and is under no obligation to consider or approve any future tender offers, although the Board may consider and approve future tender offers as long as certain operational and profitability benchmarks are achieved.

The application of this adjustment resulted in an indicated value of Belk’s common equity of $1.97 billion, or approximately $48.01 per share.

Previous Share Transaction Analysis. Willamette reviewed previous transactions in Belk’s common stock to determine if any of the prior transactions would provide a meaningful indication of value. Arm’s-length transactions between unrelated parties involving Belk’s common stock as of a date proximate to the valuation date can provide meaningful evidence of value if the transactions are timely and at arm’s-length. This valuation method is not always reliable if: (1) the sales are rare or not timely; (2) the number of shares sold differ substantially from the shares to be valued currently; or (3) it is difficult to establish if the selling price to a related party or a family member is an arm’s-length price. The details of stock transactions must be investigated to estimate whether they are true indicators of value. Willamette compiled a list of share transactions over the last three years and reviewed information regarding bid and ask prices over that period. Based upon the known terms of the transactions, and the timeliness of the most recent trades, Willamette concluded that there is evidence to suggest a normative value of $50.21 per privately-marketable share. Because these common stock transactions are conducted under illiquid, limited market conditions, no other adjustments such as those described above are required.

Weight Accorded the Methodologies. In developing the indicated fair market value of the shares, Willamette placed relatively more weight on the results of the guideline publicly traded company analysis and discounted cash flow analysis methodologies than the previous share transaction analysis. This decision is due partly to the fact that the maximum number of shares to be repurchased in the tender offer is larger than the blocks of shares typically sold in private transactions in Belk’s stock, making that methodology less meaningful. After applying the appropriate weights, Willamette appraised the value of the common stock at $48.10 per share.

While the foregoing summary describes all analyses and factors that Willamette deemed material in its appraisal, it is not a comprehensive description of all analyses and factors considered by Willamette. The preparation of an appraisal is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances, and therefore such an appraisal is not readily susceptible to summary description. Willamette believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the appraisal. In arriving at its appraisal, Willamette considered the results of all such analyses. Willamette did not separately consider to what extent any one of the analyses supported or did not support the appraisal or otherwise assign relative weights to the factors considered. In performing its analyses, Willamette considered general economic, market and financial conditions and other matters, many of which are beyond the control of Belk. The analyses performed by Willamette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to reflect the prices at which the business actually may be sold. Furthermore, no appraisal is being expressed as to the prices at which shares of Belk’s common stock may trade at any future time.

In conducting the appraisal, Willamette has relied, without independent verification, on the accuracy and completeness of all financial information provided to it by Belk or contained in financial statements of Belk used by it to prepare the appraisal. These qualifications to the appraisal may diminish its usefulness to the stockholders in determining whether to tender their shares in the Offer. In conducting its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein.

Qualifications of Appraiser. Since its founding in 1969, Willamette has provided information, research, investment banking, consulting and valuation services to clients throughout the United States, including companies engaged in the management and operation of retail businesses. The independent professional financial analysis and valuation activities of Willamette include financial advisory services, intangible asset appraisals and security valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

As part of its independent professional financial analysis and valuation services, Willamette is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and reorganizations and for estate, tax, corporate and other purposes. Willamette has performed valuation services for other retail businesses like the businesses operated by Belk and was selected because of its experience in providing similar services to Belk and other parties in connection with similar engagements.

Selection of Appraiser. Willamette has performed the independent appraisal of our common stock in connection with the tender offer we have conducted in each of the past eight consecutive years. Willamette is familiar with our company and can provide an independent appraisal of our common stock on a cost-effective basis. For these reasons, we selected Willamette to perform the appraisal, as of February 1, 2014, of our common stock.

Fees and Expenses. Willamette was paid a fee of $28,000 plus direct expenses in connection with preparing the appraisal. No portion of the compensation was conditioned upon the value reported in the appraisal. Willamette conducted appraisals of Belk as of February 2, 2013 and as of January 28, 2012 in connection with the tender offer we have conducted in each of these years. Willamette has received customary compensation for its previous appraisal work on behalf of Belk.

No Recommendation

Neither we nor the Board of Directors nor any advisors retained by us or the Board of Directors in this matter makes any recommendation to any stockholder as to whether to tender or refrain from tendering any or all of the stockholder’s shares and has not authorized any person to make any such recommendation. To the extent known by us after reasonable inquiry, no executive officer or director of Belk has made a recommendation either in support of or opposed to the Offer. We recommend that stockholders evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender shares and, if so, how many shares to tender.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase Contains Forward-Looking Statements

Certain statements made in this report, and other written or oral statements made by or on behalf of the Company, may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GECRB. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

We believe that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. Any such forward-looking statements are qualified by the following important risk factors and other risks which may be disclosed from time to time in our filings that could cause actual results to differ materially from those predicted by the forward-looking statements. Forward-looking statements relate to the date initially made.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to:

•

Economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending;

•

Our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers;

•	Unseasonable and extreme weather conditions in our market areas;

•

Seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time;

•

Competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising;

•	Any significant damage to our brand or reputation which could negatively impact sales, diminish customer trust and generate negative sentiment;

•	Our ability to prevent a security breach that results in the unauthorized disclosure of Company, employee or customer information;

•	Loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees;

•	Our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process;

•	Our ability to manage multiple significant change initiatives simultaneously;

•	Our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales;

•	Variations in the amount of vendor allowances received;

•

Our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events;

•	Our ability to successfully develop and maintain a relevant and reliable Omnichannel experience for our customers;

•

Our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors, and to deliver in a timely and cost-efficient manner;

•	Increases in the price of merchandise, raw materials, fuel and labor or their reduced availability;

•

The income we receive from, and the timing of receipt of, payments from GECRB, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GECRB’s ability to extend credit to our customers;

•	Our ability to manage our expense structure;

•

Our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions;

•	Our ability to manage risks associated with owning and leasing real estate;

•	The efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions;

•	The effectiveness of third parties in managing our outsourced business;

•	Changes in federal, state or local laws and regulations; and

•	Our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 1, 2014 that we filed with the SEC on April 15, 2014. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements.

1.  Number of Shares; Proration

Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, we will accept for payment and purchase 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock, or such lesser number of Shares as are validly tendered on or prior to the Expiration Date. The term

“Expiration Date” means 12:00 midnight, E.D.T., on Wednesday, May 21, 2014, unless we elect to extend the period of time during which the Offer is open. If we extend the period, the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended by us, will expire. See “Section 16. Extension of the Offer; Termination; Amendments” for a description of our right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also “Section 6. Certain Conditions of the Offer.”

Subject to “Section 2. Tenders by Owners of Fewer than 100 Shares,” if the Offer is oversubscribed, tendered shares will be subject to proration, as described below. The proration period also expires on the Expiration Date.

We reserve the right to purchase more than 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock pursuant to the Offer. If:

•

we increase or decrease the price to be paid for the shares, increase the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares of either class of common stock, or decrease the number of shares being sought, and

•

the Offer is scheduled to expire less than ten business days from and including the date that notice of the increase or decrease is first published, sent or given in the manner specified in “Section 16. Extension of the Offer; Termination; Amendments,”

then the Offer will be extended for ten business days from and including the date of the notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, E.D.T.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain conditions. See “Section 6. Certain Conditions of the Offer.”

All shares purchased pursuant to the Offer will be purchased at $48.10 per share to be paid in cash (the “Purchase Price”) promptly following the Expiration Date. All shares not properly tendered and not purchased pursuant to the Offer, including shares not purchased because of proration, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

If the number of shares validly tendered prior to the Expiration Date is less than or equal to 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock (or such greater number of shares as we may elect to purchase pursuant to the Offer), we will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all shares so tendered.

Proration

Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock (or such greater number of shares as we elect to purchase) are validly tendered at the Purchase Price, we will accept shares for purchase in the following order of priority;

•	first, all shares validly tendered prior to the Expiration Date by any Odd Lot Owner (as defined in “Section 2. Tenders by Owners of Fewer than 100 Shares”) who

•	tenders all shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference), and

•	completes the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

2. then, after purchase of all of the foregoing shares, all other shares validly tendered before the Expiration Date on a pro rata basis according to the number of shares tendered by each holder, if necessary (with rounding to the nearest whole share to avoid purchases of fractional shares).

As described in “Section 15. Material United States Federal Income Tax Consequences,” the number of shares we will purchase from a stockholder may affect the federal income tax consequences to the stockholder of the purchase and therefore may be relevant to a stockholder’s decision whether to tender shares.

2.  Tenders by Owners of Fewer Than 100 Shares

Upon the terms and subject to the conditions of the Offer, we will accept for payment, without proration, all shares validly tendered on or prior to the Expiration Date by or on behalf of stockholders who beneficially held, as of the close of business on April 11, 2014, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Class A common stock and Class B common stock (“Odd Lot Owners”). However, to avoid proration, an Odd Lot Owner must validly tender all shares that the Odd Lot Owner beneficially owns. Partial tenders will not qualify for this preference. This preference is not available to holders of an aggregate of 100 or more shares of Class A common stock and Class B common stock, even if such holders have separate stock certificates for fewer than 100 shares. Any Odd Lot Owner wishing to tender all shares beneficially owned by him or her free of proration pursuant to this Offer must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

3.  Procedure for Tendering Shares

Proper Tender of Shares. For shares to be validly tendered pursuant to the Offer, the certificates for such shares, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by us on or before the Expiration Date at the address set forth on the back cover of this document. In addition, Odd Lot Owners who tender all their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in “Section 1. Number of Shares; Proration.”

Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate tendered therewith, or

•

shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each of these entities, an “Eligible Institution”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a Letter of Transmittal, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by us of certificates for tendered shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 28% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify us of the stockholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing an IRS Form W-9 (included with the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. Foreign stockholders, if any, should provide IRS Form W-8BEN (or another appropriate IRS form) instead, but nevertheless may be subject to a 30% U.S. withholding tax. See Instruction 10 of the Letter of Transmittal. For a discussion of certain other federal income tax consequences to tendering stockholders, see “Section 15. Material

United States Federal Income Tax Consequences.” Each stockholder should consult his or her own tax advisor as to whether he or she is subject to or exempt from federal income tax withholding.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to an Offer and the stockholder’s certificates are not immediately available or time will not permit all required documents to reach us by the Expiration Date, the shares may still be tendered provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

we receive (by hand, mail or overnight delivery), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

•

the certificates for all tendered shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) and any other documents required by the Letter of Transmittal, are received by us within five business days after the date we receive the Notice of Guaranteed Delivery.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the number of shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of shares, in our reasonable discretion, provided however, that our determination may be challenged in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular shares. No tender of shares will be deemed valid until all defects and irregularities have been cured or waived. Any waiver shall apply to all stockholders. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither we nor any other person will incur any liability for failure to give the notice.

Tendering Stockholders Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person (directly or indirectly) to tender shares for his own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering

•

has a net long position equal to or greater than the amount of (1) shares tendered or (2) other securities immediately convertible into, exercisable, or exchangeable for the amount of shares tendered, and will acquire such shares for tender by conversion, exercise or exchange of such other securities; and

•	will cause the shares to be delivered in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that

•	the stockholder has a net long position in the shares being tendered within the meaning of Rule 14e-4; and

•	the tender of the shares complies with Rule 14e-4.

Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between us and the tendering stockholder upon the terms and subject to the conditions of the Offer. Although there were limited and sporadic quotations of bid and ask prices for the Class A common stock and Class B common stock on the Over the Counter Bulletin Board and on the OTC Market, in the OTCQB Tier (formerly known as the “Pink Sheets”), there is no established public trading market for either the Class A common stock or Class B common stock, and it may not be possible to short the shares and maintain a short position in the stock. Accordingly, this provision may not be applicable.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, stolen, destroyed or mutilated, the stockholder should promptly notify Ralph A. Pitts to obtain instructions for replacing them and check the appropriate box in the Letter of Transmittal.

4.  Withdrawal Rights

Except as otherwise provided in this “Section 4. Withdrawal Rights,” the tender of shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by us, may also be withdrawn after 12:00 midnight, E.D.T., on June 19, 2014.

For a withdrawal to be effective, we must receive in a timely manner (at the address set forth on the last page of this Offer to Purchase) a written notice of withdrawal. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the shares. If the certificates have been delivered or otherwise identified to us, then prior to the release of the certificates, the tendering stockholder must also submit the certificate numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). We will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, in our reasonable discretion. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither we nor any other person will incur any liability for failure to give the notice. Any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may, however, be re-tendered prior to the Expiration Date by again following any of the procedures described in “Section 3. Procedure for Tendering Shares.”

If we extend the Offer, delay our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then without prejudice to our rights under the Offer, we may, subject to applicable law, retain all tendered shares, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.”

5.  Acceptance for Payment of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, we will purchase and pay the Purchase Price for 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock (subject to increase or decrease as provided in “Section 1. Number of Shares; Proration” and “Section 16. Extension of the Offer; Termination; Amendments”), or such lesser number of shares as are validly tendered, promptly after the Expiration Date.

We will promptly pay for shares purchased pursuant to the Offer. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. We will return certificates for all shares not purchased, including all shares not purchased due to proration, promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See “Section 6. Certain Conditions of the Offer.”

We may be required to withhold and remit to the Internal Revenue Service 28% of the gross proceeds paid to any tendering stockholder or other payee who fails to complete fully and sign the IRS Form W-9 included with the Letter of Transmittal.

Foreign tendering stockholders should provide IRS Form W-8BEN instead of Form W-9, but nevertheless may be subject to a 30% U.S. withholding tax. See “Section 3. Procedure for Tendering Shares.”

6.  Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see “Section 16. Extension of the Offer; Termination; Amendments”), if, at any time on or after April 24, 2014 and prior to the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred):

(a) there shall have been threatened in writing, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which:

(1) challenges or seeks to challenge, restrict, prohibit or delay the making of the Offer, the acquisition of shares pursuant to the Offer or seeks to obtain any material damages or otherwise relates in any manner to the Offer, or

(2) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares;

(3) materially impairs the contemplated benefits of the Offer to us (see discussion of benefits of the Offer in “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase”); or

(4) in our reasonable judgment, could materially adversely affect the business, condition (financial or other), assets, income, operations or prospects of Belk and its subsidiaries, taken as a whole, or otherwise materially impairs the contemplated future conduct of our business or any of our subsidiaries’ business; or

(b) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, or enforced applicable or deemed to be applicable to the Offer or Belk or its subsidiaries, by any court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would directly or indirectly:

(1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

(2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

(3) materially impair the contemplated benefits of the Offer to us (see discussion of benefits of the Offer in “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase”); or

(4) materially adversely affect the business, condition (financial or other), assets, income, operations or prospects of Belk and its subsidiaries, taken as a whole, or otherwise materially impairs the contemplated future conduct of our business or any of our subsidiaries’ business; or

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States (whether or not mandatory);

(2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in an over-the-counter market;

(3) the commencement or escalation of a war, act of terrorism, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

(4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our reasonable judgment, might have a material adverse effect on the extension of credit by banks or other lending institutions in the United States;

(5) any decline in either the Dow Jones Industrial Average, the S&P 500 Composite Index, the New York Stock Exchange or the Nasdaq Composite Index of 10% or more measured from the close of business on April 24, 2014 or any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to have a material adverse effect on the Company’s business, condition (financial or other), operations or prospects or the trading in the shares or on the benefits of the Offer to us; or

(6) if any of the above conditions exists at the time the Offer begins, a material acceleration or worsening of such condition or conditions; or

(d) any change shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of Belk and its subsidiaries, taken as a whole, or any other event or circumstance shall have occurred which, in our reasonable judgment, has a material adverse effect on us or our subsidiaries or is reasonably likely to impair the Offer’s contemplated benefits to us (see discussion of benefits of the Offer in “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase”);

(e) legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

(f) a tender or exchange offer for any or all of the shares (other than the Offer), or any merger, business combination or other similar transaction with or involving Belk or its subsidiaries, shall have been proposed, announced or made by any entity or person, or any other transaction is proposed involving us (including an acquisition or disposition of stores or other properties) that makes it inadvisable to proceed with the Offer; or

(g) any entity, group (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such entity or person which has acquired beneficial ownership of more than 5% of the outstanding shares prior to April 24, 2014).

The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any such condition (other than any action or inaction by us), or they may be waived by us in our reasonable discretion in whole or in part. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. If any condition is triggered by events that occur during the Offer period and before the Expiration Date, we will inform stockholders of how we intend to proceed promptly, rather than waiting until the Expiration Date, unless the condition is one where satisfaction of the condition may be determined only at the Expiration Date.

7.  Price Range of Shares; Dividends

In fiscal year 2014, there was no established public trading market for either Class A common stock or Class B common stock. There were limited and sporadic quotations of bid and ask prices for the Class A common stock and the Class B common stock on the Over the Counter Bulletin Board and on the OTC Market, in the OTCQB Tier (formerly known as the “Pink Sheets”), under the symbols “BLKIA” and “BLKIB,” respectively. Belk has not made an underwritten public offering of Class A or Class B common stock during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

During fiscal year 2014, the trading range for our Class A common stock was between $40.20 and $50.10 per share, and for our Class B common stock was between $40.50 and $55.00 per share. For each quarter during fiscal year 2014 and fiscal year 2013, the low and high prices and the number of transactions that occurred in the Class A and Class B common stock are as follows: (a) fourth quarter fiscal year 2014 — $50.10, with one transaction; (b) third quarter fiscal year 2014 — zero transactions; (c) second quarter fiscal year 2014 — $47.25 and $49.00, with two transactions; (d) first quarter fiscal year 2014 — $40.20 and $45.00, with three transactions; (e) fourth quarter fiscal year 2013 — $39.10 and $40.10, with four transactions; (f) third quarter fiscal year 2013 — $36.50 and $40.00, with six transactions; (g) second quarter fiscal year 2013 — $40.00 and $40.70, with six transactions; and (h) first quarter fiscal year 2013 — $31.10 and $41.95, with eight transactions.

From February 2, 2014 (the beginning of fiscal year 2015) through April 11, 2014, the trading range for our Class A common stock was between $50.75 and $52.10 per share, and the only trade for our Class B common stock was at $50.00 per share.

The most recent trade known to us, excluding intra-family sales, occurred on March 14, 2014 for the Class A common stock at $52.10 per share, and on April 10, 2014 for the Class B common stock at $50.00 per share.

We customarily declare cash dividends in the first quarter of each fiscal year on our outstanding Class A and Class B common stock with respect to our performance in the previous fiscal year. On March 26, 2014, we declared a regular dividend of $0.80 on each share of Class A and Class B Common Stock outstanding on that date. On December 11, 2012, the Company declared a regular dividend of $0.75 and a special one-time additional dividend of $0.25 on each share of Class A and Class B Common Stock outstanding on that date. The $0.75 per share regular dividend represented an acceleration of the regular dividend normally paid in April following the end of the fiscal year. The amount of dividends paid out with respect to the fiscal year ending January 31, 2015 (“fiscal year 2015”) and each subsequent year will be determined at the sole discretion of the Board of Directors based upon our results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors. The following table sets forth the cash dividends per share declared during each quarter during the last two fiscal years. No dividends have been declared in the current fiscal year.

	Fiscal Year Ending January 31, 2015	Fiscal Year Ending February 1, 2014	Fiscal Year Ending February 2, 2013
First Quarter	$0.80	N/A	$0.75
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	$1.00

8.  Purpose of the Offer; Certain Effects of the Offer to Purchase

As described above, the Offer is part of a plan intended to enhance stockholder value and provide liquidity for the stockholders. The Offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in Belk if they so desire. Stockholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in Belk, and thus in our future earnings and assets, subject to increased risks resulting from higher leverage and subject to our ability to issue additional shares or other equity securities in the future.

There is no restriction on our directors and executive officers participating in the Offer. We do not presently know whether our directors and executive officers intend to tender their beneficially owned shares in connection with the Offer. If our directors and executive officers do not tender any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers. In past years, our directors and executive officers have tendered their beneficially owned shares in connection with our annual tender offer.

The Offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to sell those shares for cash without the usual transaction costs associated with open-market sales. If the purchase of shares in the Offer reduces the number of stockholders of record, the costs to provide services to stockholders may be reduced.

The Board of Directors has approved the Offer. However, neither we nor the Board of Directors nor any advisors retained by us or the Board of Directors in this matter makes any recommendation to any stockholder as to whether to tender or refrain from tendering any or all of the stockholder’s shares and has not authorized any person to make any such recommendation. We recommend that stockholders evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender shares and, if so, how many shares to tender.

Following completion of the Offer, we may repurchase additional shares, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases of shares by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. We have announced that we intend to engage in future stock repurchases as a way to provide further ongoing liquidity opportunities for our stockholders, subject to our Board of Directors’ consideration of our cash flow position, market conditions and such other criteria as the Board deems appropriate.

Shares we acquire pursuant to the Offer will be retired.

9.  Certain Information About Belk

Business Profile. Belk, Inc., together with its subsidiaries, is the largest family owned and operated department store business in the United States, with 299 stores in 16 states, as of the end of fiscal year ended February 1, 2014. With stores located primarily in the southern United States and with a growing eCommerce business on its belk.com website, the Company generated revenues of $4.0 billion for the fiscal year 2014, and together with its predecessors, has been successfully operating department stores since 1888. Belk is committed to providing its customers a compelling shopping experience and merchandise that reflects “Modern. Southern. Style.”

Belk seeks to provide customers with a convenient and enjoyable shopping experience both in stores and online at belk.com, by offering an appealing merchandise mix that includes extensive assortments of brands, styles, and sizes. Belk stores and belk.com sell top national brands of fashion apparel, shoes and accessories for women, men and children, as well as cosmetics, home furnishings, housewares, fine jewelry, gifts and other types of quality merchandise. The Company also sells exclusive private label brands, which offer customers differentiated merchandise selections. Larger Belk stores may include hair salons, spas, restaurants, optical centers and other amenities.

The Company operates 94 stores that exceed 100,000 gross square feet in size, although the majority of Belk stores range in size from 60,000 to 100,000 square feet. Most of the Belk stores are anchor tenants in major regional malls or in open-air shopping centers in medium and smaller markets. In the aggregate, the Belk stores occupy approximately 22.6 million square feet of selling space. The Company is making significant investments in its eCommerce business to expand the capabilities of its belk.com website and increase online sales. It has also begun a comprehensive Omnichannel initiative to expand the capabilities of its belk.com website and increase online sales. It has also begun an Omnichannel initiative to expand the inventory available online and in stores and to provide a seamless shopping experience for its customers.

Management of Belk’s store operations is organized into three regional operating divisions, with offices in Raleigh, NC, Atlanta, GA and Birmingham, AL. Each unit is headed by a division chair and a director of stores. Division offices execute centralized initiatives at the individual stores, and their primary activities relate to providing management and support for the personnel, operations and maintenance of the Belk stores in their regions. These divisions are not considered segments for financial reporting purposes.

Belk Stores Services, Inc., a subsidiary of Belk, Inc., and its subsidiary Belk Administration Company, along with Belk International, Inc., a subsidiary of Belk, Inc., and its subsidiary, Belk Merchandising Company, LLC (collectively “BSS”), coordinate the operations of Belk stores on a company-wide basis. BSS provides a wide range of services to the Belk division offices and stores, such as merchandising, merchandise planning and allocation, advertising and sales promotion, information systems, human resources, public relations, accounting, real estate and store planning, credit, legal, tax, distribution and purchasing.

We were incorporated in Delaware in 1997. Our principal executive offices are located at 2801 West Tyvola Road, Charlotte, North Carolina 28217-4500, and our telephone number is (704) 357-1000.

Management Information. Set forth below is a list of our directors and executive officers, together with their principal occupations. Unless otherwise indicated, all persons have held the positions descried as their principal occupation for at least five years.

Directors

Thomas M. Belk, Jr. Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the separate predecessor Belk Companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He is past Chairman of the Charlotte Chamber of Commerce and serves on the Boards of The Orvis Company, Inc., the National Retail Federation, the Mecklenburg County Council of the Boy Scouts of America, the Carolinas Healthcare System and St. Andrews School. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

John R. Belk. Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk served on the Boards of Directors of Alltel Corporation from 1996 to 2007, the Bank of America Corporation from 2001 to 2004 and Harris Teeter Supermarkets, Inc. from 1997 to 2013. He is a Past Chairman of the Board of Novant Health, Inc. and currently serves on the Board of Directors of the YMCA of Greater Charlotte. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

H.W. McKay Belk. Mr. Belk is the Managing Director of HWMB Advisors, LLC, a business consulting firm. Mr. Belk served as our Vice Chairman from August 2010 until his retirement in January 2012. He served as President and Chief Merchandising Officer from May 2004 until August 2010 and as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and was employed in the Belk retail organization in various positions from June 1979 until January 2012. Mr. Belk is currently a Director, member of the Audit, Compensation and Executive Committees of Coca-Cola Bottling Co. Consolidated and a Director, Chair of the Compensation Committee and member of the Audit Committee of BeechTree Labs, Inc. He is a past Director of the North Carolina Chamber of Commerce, past Chairman of the Charlotte Chamber of Commerce and past member of the Board of Trustees of Charlotte Latin School. Mr. Belk currently serves on the Board of Trustees of the Crossnore School. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Erskine B. Bowles. Mr. Bowles has been President Emeritus of the University of North Carolina since January 2011, Senior Advisor to Carousel Capital since 2002 and Senior Advisor to BDT Capital since January 2012. He served as Co-Chair of the National Commission on Fiscal Responsibility and Reform from February 2010 to December 2010. Mr. Bowles was President of the University of North Carolina from 2006 to 2010, and previously served as United Nations Under Secretary General, Special Envoy for Tsunami Recovery from March 2005 to August 2005. From 1999 until 2001, he was managing Director of Carousel Capital and partner of Forstmann Little & Co., and from 1996 until 1998, he served as White House Chief of Staff under President Clinton. Mr. Bowles is currently a director of Morgan Stanley, Norfolk Southern Corporation and Facebook. He was formerly a director of the following public companies: General Motors, North Carolina Mutual Life Insurance Company, Merck & Co., Inc., VF Corporation, First Union Corporation, Wachovia Corporation, Krispy Kreme Doughnut Corporation and Cousins Properties, Inc.

Jerri L. DeVard. Ms. DeVard has served as Senior Vice President and Chief Marketing Officer of The ADT Corporation since March 2014. From 2007 to 2010 and from July 2012 to March 2014, Ms. DeVard was Principal of DeVard Marketing Group, a firm that specializes in advertising, branding, communications, and traditional/digital/multicultural marketing strategies. From January 2011 until July 2012, Ms. DeVard was Executive Vice President of Marketing for Nokia. Prior to forming DeVard Marketing Group, Ms. DeVard served as the Senior Vice President of Marketing of Verizon Communications, Inc., a provider of communications services, from 2005 until 2007 and as the Senior Vice President, Marketing Communications

and Brand Management from 2003 until 2005. Prior to 2003, she held a variety of positions, including the Chief Marketing Officer of the e-Consumer business at Citibank N.A.; Vice President of Marketing for Revlon Inc.’s Color Cosmetics; Vice President of Marketing for Harrah’s Entertainment; Director of Marketing for the NFL’s Minnesota Vikings; and several brand management positions at the Pillsbury Company. Ms. DeVard currently serves as a member of the Spelman College Board of Trustees. She was formerly a member of the PepsiCo African American Advisory Board, a director of Gurwitch Products and a director of Tommy Hilfiger Corporation.

Elizabeth Valk Long. Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time Inc., serving in that capacity for Life, People and Time magazines. From 2002 until 2006, she served as a director of Jefferson Pilot Corporation, and she currently serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company. She is also a trustee of St. Timothy’s School in Maryland.

Thomas C. Nelson. Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

John R. Thompson. Mr. Thompson is a Government Relations Consultant for Best Buy Co., Inc. and Retired Senior Vice President and General Manager of BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. From 2004 to 2008, he served on the Board of Directors of Wendy’s/Arby’s International, Inc. Mr. Thompson currently serves on the Board of Directors of Norfolk Southern Corporation, Cristo Rey Jesuit High Schools Network and the Congressional Black Caucus Foundation.

John L. Townsend. Since January 2013, Mr. Townsend has been Senior Advisor of Tiger Management LLC, an investment management business. From 2010 until January 2013, he was Managing Partner and Chief Operating Officer of Tiger Management LLC. From 2002 until 2010, he was a private investor. Mr. Townsend was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Director of International Paper Company and the Heritage Group, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also is a member of the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, the Investment Committee of the Smith Richardson Foundation and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Executive Officers

Kathryn Bufano. Ms. Bufano has served as our President and Chief Merchandising Officer since August 2010 and previously served as our President, Merchandising and Marketing from January 2008 to August 2010. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2003 to 2006, Ms. Bufano pursued higher education. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores. Ms. Bufano currently serves on the Board of Trustees of the Mint Museum of Art.

Ralph A. Pitts. Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc., a subsidiary of Belk, since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College and a member of the Advisory Board of the Mecklenburg County Council of the Boy Scouts of America.

Adam M. Orvos. Mr. Orvos has served as our Executive Vice President and Chief Financial Officer since May 5, 2013. Prior to that time, he served as Executive Vice President Human Resources since April 2009 and was our Senior Vice President of Finance and Controller from April 2006 to April 2009. Mr. Orvos was previously employed by the Foley’s Division of the May Department Stores Company as Senior Vice President and Chief Financial Officer from 2004 to 2006 and as Vice President and Controller from 2000 to 2004.

Each of the above persons is a citizen of the United States. None of the above individuals has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the above individuals has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibits activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for each director and executive officer is 2801 West Tyvola Road, Charlotte, North Carolina 28217-4500, telephone (704) 357-1000.

SELECTED FINANCIAL DATA

Assuming that we purchase all 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock pursuant to the Offer at a Purchase Price of $48.10 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $100 million. We plan to obtain the funds needed for the Offer from cash on hand. We will not borrow any of the funds needed to complete the Offer.

The summary historical consolidated financial data presented below are derived from audited consolidated financial statements of the Company as of and for the fiscal years ended February 1, 2014 and February 2, 2013. The pro forma financial data presented below gives effect to the purchase by us of 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock at $48.10 per share pursuant to the Offer as if the Offer were completed as of February 1, 2014 in the case of balance sheet data, and as of February 2, 2013 in the case of statement of income data.

This pro forma financial data is presented for informational purposes and is not indicative of the operating results that would have occurred had the Offer been consummated as of these dates. Accordingly, this pro forma data is not necessarily indicative of future results. The financial data presented below should be read in conjunction with our consolidated financial statements and the notes thereto, included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

	Actual Fiscal Year Ended		Unaudited Pro Forma Fiscal Year Ended
	February 1, 2014	February 2, 2013	February 1, 2014
	(Dollars in Thousands, except per share data)		(Dollars in Thousands, except per share data)
Statement of Income Data
Revenues	4,038,118	3,956,866	4,038,118
Cost of Goods Sold	2,722,766	2,636,140	2,722,766
Operating Income	288,327	339,937	288,327
Net Income	158,533	188,370	158,513
Basic Net Income Per Share	3.82	4.34	4.02
Diluted Net Income per Share	3.79	4.31	3.99
Basic Weighted Average Shares Outstanding	41,541,176	43,435,314	39,461,176
Diluted Weighted Average Shares Outstanding	41,812,750	43,712,263	39,732,750
Balance Sheet Data
Current Assets	1,367,416	1,339,328	1,267,368
Current Liabilities	586,764	548,888	586,764
Working Capital	780,652	790,440	680,604
Non Current Assets	1,197,222	1,139,298	1,197,222
Non Current Liabilities	619,629	667,117	619,629
Total Assets	2,564,638	2,478,626	2,464,590
Total Liabilities	1,206,393	1,216,005	1,206,393
Stockholders’ Equity	1,358,245	1,262,621	1,258,197
Book Value Per Share	33.14	29.56	32.34
Ratio of Earnings to Fixed Charges	6.2	6.7	6.2

Additional Information. We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in the proxy statements and reports certain information, as of particular dates, concerning our directors and officers, their compensation, the principal owners of Belk securities and any material interest of such persons in transactions with us.

We also have filed a combined Issuer Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement under the cover of Schedule TO (the “Schedule TO”) with the SEC, which includes certain additional information relating to the Offer. These filings are available on our Internet website at www.belk.com by clicking on the “Corporate Information” link followed by the “Review our filings” link. You may also obtain copies of the Schedule TO and the exhibits thereto by requesting them in writing or by telephone at the address or telephone number listed on the last page of this Offer to Purchase. Such material also may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and also on the SEC website at www.sec.gov. Copies may also be obtained by mail for prescribed rates from the SEC’s Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

Documents Incorporated by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents set forth below (other than any portions of the filings that were furnished, under applicable SEC rules, rather than filed), including the exhibits that the documents specifically incorporate by reference, that we have previously filed with the SEC. The documents contain important information about us and our financial performance.

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2014 filed on April 15, 2014; and

•	Current Report on Form 8-K filed on April 9, 2014 (with respect to item 8.01 only).

We will file an amendment to our Schedule TO to include information contained in documents that we may in the future file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of the final amendment to the Schedule TO.

You can obtain any of these documents from us or from the SEC’s public reference facility or website at the addresses described above. These documents are available from us without charge, excluding any exhibits to those documents. You also can obtain any of these documents by requesting them in writing or by telephone from us at the address or telephone number listed on the last page of this Offer to Purchase. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail promptly after we receive your request.

10.  Discussion of Appraisal

From time to time, we have, for various tax and other purposes, engaged Willamette Management Associates (“Willamette”), an independent appraiser, to conduct an appraisal of the fair market value of minority interest blocks (i.e. non-controlling positions) of our common stock. The most recent appraisal was conducted as of February 1, 2014, and appraised the value of the common stock at $48.10 per share. The Board of Directors considered the appraisal in determining to offer $48.10 per share to purchase shares pursuant to the Offer. A copy of the appraiser’s narrative summary prepared by Willamette is included as an exhibit to the Schedule TO filed with the SEC.

The appraisal is based upon three principal valuation methodologies: (1) the guideline publicly traded company method, which applies trading multiples from comparable public companies to Belk’s core business activities; (2) the discounted cash flow method, which calculates the present value of Belk’s estimated future net cash flows; and (3) an analysis of historical transactions in Belk’s stock. A 15% discount is applied to the valuations derived by the guideline publicly traded company method and the discounted cash flow method, to reflect the relative lack of marketability of the shares.

Willamette’s analysis involved a review and analysis of the following information, which Willamette represented was a reasonable and adequate basis for its appraisal: (1) the nature of the business and history of Belk; (2) Belk’s book value, financial condition, earning and dividend paying capacity, and any goodwill or other intangible value in Belk; (3) prior sales of the common stock; (4) market prices and performance characteristics of guideline publicly traded companies engaged in the same or similar lines of business; (5) long-term investment rates of return found in the capital markets; and (6) the operating prospects of Belk. During the course of its work, Willamette staff members interviewed members of Belk’s management concerning Belk’s recent operating performance, its current outlook, and future plans.

The summary of the appraisal set forth below does not purport to be a complete description of the analyses performed, or the matters considered, by Willamette in rendering its appraisal. Willamette believes that its analyses and the description set forth below must be considered as a whole and that selecting portions of such description or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the appraisal. In rendering its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein. The fact that any specific analysis is referred to in the summary is not meant to indicate that such analysis was given greater weight than any other analysis. Although Willamette was advised that certain assumptions were appropriate (described more fully below), no conditions or limitations were imposed on the scope of the investigation by Willamette or the methods and procedures to be followed by Willamette in rendering the appraisal.

Qualifications to Appraisal. Willamette was not requested to and did not (a) select the method of determining the Offer price; (b) make any recommendations to the Board of Directors of Belk or any stockholder of Belk with respect to whether to approve the Offer or to tender shares into the Offer; or (c) express any opinion as to (i) the impact of the Offer with respect to any stockholder of Belk who does not participate in the Offer, (ii) the tax consequences of the sale of shares pursuant to the Offer, (iii) the impact of the Offer on the capital structure or financial performance of Belk or (iv) the fairness or advisability of any alternatives to the Offer. Further, Willamette did not express any opinion as to the fairness of any terms of the Offer, including, without limitation, the Purchase Price.

Assumptions. In rendering its appraisal, Willamette relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to Willamette. Willamette also relied on assurances that: (a) any financial projections or pro forma statements or adjustments provided to Willamette (including the budgets and projections related to Belk) were in the judgment of Belk reasonably prepared or adjusted on bases consistent with actual historical experience or reflecting the best currently available estimates and good faith judgments; (b) no material changes have occurred in the information reviewed between the date the information was provided and the date of the appraisal; and (c) Belk is not aware of any information or facts regarding Belk that would cause the information supplied to Willamette to be incomplete or misleading in any material respect. Willamette stated that nothing came to its attention that would lead it to believe any of the foregoing is inaccurate, incomplete or misleading in any material respect.

The following paragraphs summarize the material quantitative and qualitative analyses performed by Willamette in arriving at the appraisal delivered to Belk’s Board of Directors.

Historical Financial Position. In rendering its appraisal, Willamette reviewed and analyzed the historical and current financial condition of Belk which included: (1) an assessment of Belk’s recent financial statements for the previous five fiscal years; (2) an analysis of Belk’s revenue, growth and operating performance trends; and (3) an assessment of Belk’s historical margin fluctuations.

Analysis of Certain Guideline Publicly Traded Companies. Using publicly available information, Willamette reviewed the stock prices, market multiples, profitability and certain other characteristics for certain guideline publicly traded companies in the retail department store industry. The companies included in the analysis were Bon-Ton Stores, Inc., Dillard’s, Inc., Kohl’s Corporation, Nordstrom, Inc., Macy’s, Inc., Stage Stores Inc., Target Corp. and The Gap, Inc. Willamette determined that the estimated applicable market multiples based upon the public companies’ latest twelve months and three year averages for revenue, EBIT (earnings before interest and taxes), and EBITDA (earnings before interest, taxes, depreciation, and amortization were as follows in the table below.

Estimated Applicable Market Multiples	Revenue	EBIT	EBITDA
Last Twelve Months	.65	9.0	6.0
Three Year Averages	.65	9.0	6.0

No company used in the analysis of publicly traded companies is identical to Belk. Accordingly, Willamette’s analyses took into account differences in the financial and operating characteristics of Belk and other factors that would affect the public trading value. Based on this analysis, Willamette estimated a market value of invested capital (consisting of both debt and equity) of Belk of $2.61 billion. After subtracting Belk’s interest-bearing debt, net of cash, of approximately $98.4 million, the implied value of Belk’s common equity is $2.51 billion.

Discounted Cash Flow Analysis. Willamette performed a discounted cash flow analysis of the projected cash flows of Belk for the fiscal years 2015 through 2016, based on projections provided by the management of Belk and Willamette’s independent analysis of such projections and the assumptions upon which they were based. The discounted cash flows for Belk were estimated using a discount rate of 12.5%, based on estimates related to the weighted average cost of capital of Belk, and terminal values based on an assumed long term annual growth rate of 4.0%. Based on this analysis, Willamette estimated a market value of invested capital of Belk of $2.21 billion. After subtracting Belk’s interest-bearing debt, net of cash, of approximately $98.4 million, the implied value of Belk’s common equity is $2.12 billion.

Other Adjustments. Because these valuation indications are drawn from prices and returns seen on common stocks trading on existing public markets that routinely provide liquidity for buying or selling such stock, an adjustment is necessary to reflect the relative lack of such liquid, public markets for the sale or purchase of Belk shares.

This adjustment for the relative lack of marketability of the shares, expressed in the form of a 15% discount, is based on Willamette’s analysis of theoretical models and empirical data on transactions of common stock that have a similar lack of marketability. The Board has not adopted any specific tender offer policy and is under no obligation to consider or approve any future tender offers, although the Board may consider and approve future tender offers as long as certain operational and profitability benchmarks are achieved.

The application of this adjustment resulted in an indicated value of Belk’s common equity of $1.97 billion, or approximately $48.01 per share.

Previous Share Transaction Analysis. Willamette reviewed previous transactions in Belk’s common stock to determine if any of the prior transactions would provide a meaningful indication of value. Arm’s-length transactions between unrelated parties involving Belk’s common stock as of a date proximate to the valuation date can provide meaningful evidence of value if the transactions are timely and at arm’s-length. This valuation method is not always reliable if: (1) the sales are rare or not timely; (2) the number of shares sold differ substantially from the shares to be valued currently; or (3) it is difficult to establish if the selling price to a related party or a family member is an arm’s-length price. The details of stock transactions must be investigated to estimate whether they are true indicators of value. Willamette compiled a list of share transactions over the last three years and reviewed information regarding bid and ask prices over that period. Based upon the known terms of the transactions, and the timeliness of the most recent trades, Willamette concluded that there is evidence to suggest a normative value of $50.21 per privately-marketable share. Because these common stock transactions are conducted under illiquid, limited market conditions, no other adjustments such as those described above are required.

Weight Accorded the Methodologies. In developing the indicated fair market value of the shares, Willamette placed relatively more weight on the results of the guideline publicly traded company analysis and discounted cash flow analysis methodologies than the previous share transaction analysis. This decision is due partly to the fact that the maximum number of shares to be repurchased in the tender offer is larger than the blocks of shares typically sold in private transactions in Belk’s stock, making that methodology less meaningful. After applying the appropriate weights, Willamette appraised the value of the common stock at $48.10 per share.

While the foregoing summary describes all analyses and factors that Willamette deemed material in its appraisal, it is not a comprehensive description of all analyses and factors considered by Willamette. The preparation of an appraisal is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances, and therefore such an appraisal is not readily susceptible to summary description. Willamette believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the appraisal. In arriving at its appraisal, Willamette considered the results of all such analyses. Willamette did not separately consider to what extent any one of the analyses supported or did not support the appraisal or otherwise assign relative weights to the factors considered. In performing its analyses, Willamette considered general economic, market and financial conditions and other matters, many of which are beyond the control of Belk. The analyses performed by Willamette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to reflect the prices at which the business actually may be sold. Furthermore, no appraisal is being expressed as to the prices at which shares of Belk’s common stock may trade at any future time.

In conducting the appraisal, Willamette has relied, without independent verification, on the accuracy and completeness of all financial information provided to it by Belk or contained in financial statements of Belk used by it to prepare the appraisal. These qualifications to the appraisal may diminish its usefulness to the stockholders in determining whether to tender their shares in the Offer. In conducting its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein.

Qualifications of Appraiser. Since its founding in 1969, Willamette has provided information, research, investment banking, consulting and valuation services to clients throughout the United States, including companies engaged in the management and operation of retail businesses. The independent professional financial analysis and valuation activities of Willamette include financial advisory services, intangible asset appraisals and security valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

As part of its independent professional financial analysis and valuation services, Willamette is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and reorganizations and for estate, tax, corporate and other purposes. Willamette has performed valuation services for other retail businesses like the businesses operated by Belk and was selected because of its experience in providing similar services to Belk and other parties in connection with similar engagements.

Selection of Appraiser. Willamette has performed the independent appraisal of our common stock in connection with the tender offer we have conducted in each of the past eight consecutive years. Willamette is familiar with our company and can provide an independent appraisal of our common stock on a cost-effective basis. For these reasons, we selected Willamette to perform the appraisal, as of February 1, 2014, of our common stock.

Fees and Expenses. Willamette was paid a fee of $28,000 plus direct expenses in connection with preparing the appraisal. No portion of the compensation was conditioned upon the value reported in the appraisal. Willamette conducted appraisals of Belk as of February 2, 2013 and as of January 28, 2012 in connection with the tender offer we have conducted in each of these years. Willamette has received customary compensation for its previous appraisal on behalf of Belk.

11.  Source and Amount of Funds; Fees and Expenses

Assuming that we purchase all 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock pursuant to the Offer at a Purchase Price of $48.10 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $100 million.

We plan to obtain the funds needed for the Offer from cash on hand. We will not borrow any of the funds needed to complete the Offer.

We will pay all fees and expenses associated with the Offer. We estimate that our total expenses associated with the Offer will be approximately $100,886, consisting of the following:

Appraisal fee	$28,000
Legal fees	$50,000
Printing and mailing costs	$10,000
SEC filing fees	$12,886
Total estimated expenses	$100,886

Employees of Belk may perform administrative tasks in connection with this Offer and they will not be separately compensated for such services.

12.  Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of April 8, 2014, we had 40,056,235 shares of Class A common stock and 1,148,387 shares of Class B common stock outstanding. We have reserved an additional 2,500,000 Class B shares for issuance under the 2010 Incentive Stock Plan, discussed below, and have 1,418,847 shares available for issuance under such plan as of April 8, 2014.

The 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock that we are offering to purchase represent approximately 3.7% of the outstanding Class A shares and approximately 50.5% of the outstanding Class B shares, or approximately 5.1% of all shares outstanding, as of April 8, 2014. On that date, our directors and executive officers as a group (12 persons) beneficially owned an aggregate 6,703,996 shares of Class A common stock (representing approximately 16.7% of the total outstanding Class A shares) and 310,206 shares of Class B common stock (representing approximately 27.0% of the total outstanding Class B shares) for a total of 17.0% of all shares outstanding.

Directors, officers and employees who own our shares may participate in the Offer on the same basis as our other stockholders. We do not presently know whether our directors and executive officers intend to tender their beneficially owned shares in connection with the Offer. In past years, our directors and executive officers have tendered their beneficially owned shares in connection with our annual tender offer.

If the directors and executive officers do not tender any of their beneficially owned shares in this Offer, their beneficial ownership of shares will increase as a result of the consummation of the Offer. Assuming we purchase 1,500,000 shares of Class A common stock and 580,000 shares of Class B common stock pursuant to the Offer and that no shares are tendered by directors and executive officers, the directors and executive officers as a group would beneficially own approximately 17.4% of the outstanding Class A shares and approximately 54.6% of the outstanding Class B shares, for a total of approximately 17.9% of all shares outstanding.

The Offer will not trigger any compensatory “golden parachute” payment to any named executive officer of the Company.

Security Ownership. The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B common stock as of April 8, 2014 held by each director, each executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Percent of Class(2)	Shares of Class B Common Stock Beneficially Owned(1)		Percent of Class(3)
Directors and Executive Officers:
Thomas M. Belk, Jr.	3,926,838	(4)	9.8	46,383	(5)	4.0
H.W. McKay Belk	3,440,147	(6)	8.6	2,200		*
John R. Belk	4,042,357	(7)	10.1	50,659	(8)	4.4
Erskine B. Bowles	—		*	7,863		*
Jerri L. DeVard	—		*	11,325		1.0
Elizabeth Valk Long	—		*	23,527		2.0
Thomas C. Nelson	—		*	26,978		2.3
John R. Thompson	—		*	21,527		1.9
John L. Townsend, III	—		*	22,527		2.0
Ralph A. Pitts	—		*	47,243		4.1
Adam M. Orvos	—		*	23,234		2.0
Kathryn Bufano	—		*	26,740		2.3
All Directors and executive officers as a group (12 persons)	6,703,996		16.7	310,206		27.0

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)

Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	40,056,235 shares of Class A Common Stock were outstanding as of April 8, 2014.

(3)	1,148,387 shares of Class B Common Stock were outstanding as of April 8, 2014.

(4)	Includes:

•	168,948 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated January 27, 2006.

•	167,039 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated 12/17/2010.

•	41,451 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	34,660 shares held by Sarah Fortune Belk Revocable Trust dated 12/11/07. His wife is the trustee.

•

146,529 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•

36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Adelaide Lucinda Fortune Belk. Sarah F. Belk, his wife, and Adelaide Lucinda Fortune Belk, the trustees, share voting and investment power.

•	143,568 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•

36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Thomas M. Belk, III. Sarah F. Belk, his wife, and Thomas M. Belk, III, the trustees, share voting and investment power.

•	142,517 shares held by Katherine McKay Belk Irrevocable Trust dated August 29, 2012. Katherine M. Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•

36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Katherine McKay Belk. Sarah F. Belk, his wife, and Katherine McKay Belk, the trustees, share voting and investment power.

•

36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Margaret Elizabeth Belk. His wife, Sarah F. Belk, the trustee, has voting and investment power.

•

36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Louisa Alexandra Belk. His wife, Sarah F. Belk, the trustee, has voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

586,401 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	100,218 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

(5)	Includes:

•	624 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•

1,720 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•	4,681 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•	5,732 shares held by Katherine McKay Belk Irrevocable Trust dated August 29, 2012. Katherine McKay Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

(6)	Includes:

•	159,721 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	90,398 shares held by H.W. McKay Belk 2010 Grantor Retained Annuity Trust.

•	25,871 shares held by H.W. McKay Belk as custodian for his minor children.

•	143,132 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•	143,132 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•

143,132 shares held by The Hamilton Witherspoon McKay Belk, Jr. Irrevocable Trust dated October 22, 2010. Hamilton Witherspoon McKay Belk, Jr., Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•	2,257 shares held by Nina F. Belk, his wife.

•	149,527 shares held by Tres Casas Lodging, LLC. H.W. McKay Belk and Nina F. Belk, co-managers, share voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

586,401 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	100,218 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

(7)	Includes:

•	168,612 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	226,145 shares held by John R. Belk Grantor Annuity Trust dated October 12, 2009.

•	168,185 shares held by John R. Belk Grantor Annuity Trust dated October 22, 2010.

•	75,057 shares held by John R. Belk as custodian for his minor child.

•	199,849 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. His wife is the trustee.

•	189,266 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•

61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o Anna Dupree Belk. Kimberly D. Belk, his wife, and Anna Dupree Belk, the trustees, share voting and investment power.

•	189,267 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John Robert Belk, Jr., John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•

61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o John Robert Belk, Jr. Kimberly D. Belk, his wife, and John Robert Belk, Jr., the trustees, share voting and investment power.

•

61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o Frances Whitner Belk. Kimberly D. Belk, his wife, and Frances Whitner Belk, the trustees, share voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

586,401 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	100,218 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•	18,797 shares held by The Belk Foundation. John R. Belk, Katherine Belk Morris and Johanna Anderson share voting and investment power.

•	100,000 of these shares are subject to pledge.

(8)	Includes:

•	2,253 shares held by John R. Belk as custodian for his minor child.

•	13,700 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•	13,699 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John Robert Belk, Jr., John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

Recent Securities Transactions. Based upon our records, and upon information provided to us by our directors and executive officers, neither we nor our subsidiaries nor, to our knowledge, any of our executive officers or directors had effected any transactions involving the shares during the 60 days prior to the date of this document, except as set forth below.

•

On March 25, 2014, the following shares of Class B common stock were issued to the eligible participants, including our executive officers, as part of the Belk, Inc. Executive Long Term Incentive Compensation Plan 2013, Belk Inc. Executive Long Term Incentive Compensation Plan 2014 and 2011 to 2013 Stretch Incentive Plan: 33,626 shares to Thomas M. Belk, Jr., 8,942 shares to Adam M. Orvos, 21,007 shares to John R. Belk, 11,383 shares to Kathryn Bufano and 14,223 shares to Ralph A. Pitts. The Board of Directors did not attach a value to such shares at the time of the awards.

The disclosures required under Section 16 of the Exchange Act with respect to the transactions described above have been filed with the SEC.

Equity Compensation Plans. Under the Belk, Inc. 2010 Incentive Stock Plan, which was approved by our stockholders in May 2010, the Board may, in its discretion, grant awards of Class B common stock, stock options and stock appreciation rights to key employees as equity incentives. Pursuant to the 2010 Incentive Stock Plan, the Board has established the Executive Long Term Incentive Plan for senior executives, pursuant to which grants of Class B common stock will be made based upon our sales, normalized earnings before interest and taxes and return on invested capital as measured against predetermined targets over a one-year period. In addition, the Board adopted the 2011 to 2013 Stretch Incentive Plan and the 2014 to 2016 Stretch Incentive Plan (each, a “SIP”), performance-based long-term incentive plans designed to further encourage retention of our senior executives and reward achievement of goals related to EBIT and sales. SIP awards are denominated in cash and, if earned, are settled in shares of Class B Common Stock issued pursuant to the 2010 Incentive Stock Plan.

Agreements Involving Belk’s Securities. Except as otherwise described in this document, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Significant Corporate Events. Belk has conducted similar self-tender offers in each of the last eight consecutive years. On May 23, 2013, Belk purchased from tendering stockholders 1,741,669 shares of Class A common stock and 296,560 shares of Class B common stock at the purchase price of $50.00 per share. On May 22, 2012, Belk purchased from tendering stockholders 2,235,009 shares of Class A common stock and 266,136 shares of Class B common stock at the purchase price of $40.80 per share. These are the only purchases of Class A and Class B common stock made by Belk in the last two fiscal years. The table below shows the number of Class A and Class B shares purchased from each director and executive officer in the 2012 and 2013 offers.

Name	2012 Class A Shares Purchased	2012 Class B Shares Purchased	2012 Total Shares Purchased	2013 Class A Shares Purchased	2013 Class B Shares Purchased	2013 Total Shares Purchased
Thomas M. Belk, Jr.	—	49,019	49,019	—	12,042	12,042
H.W. McKay Belk	—	—	—	—	2,696	2,696
John R. Belk	1,975	22,535	24,510	—	28,000	28,000
Erskine B. Bowles	—	—	—	—	—	—
Jerri L. DeVard	—	—	—	—	—	—
Elizabeth Valk Long	—	—	—	—	—	—
Thomas C. Nelson	—	—	—	—	—	—
John R. Thompson	—	—	—	—	—	—
John L. Townsend, III	—	—	—	—	—	—
Kathryn Bufano	—	9,000	9,000	—	10,891	10,891
Adam Orvos	—	5,365	5,365	—	9,320	9,320
Ralph A. Pitts	—	10,000	10,000	—	10,000	10,000
All Directors and executive officers as a group (12 persons)	1,975	95,919	97,894	—	72,949	72,949

Except as otherwise described in this document, neither we nor, to our knowledge, any of our directors or executive officers, is, nor have any such persons been in the past two years, a party to any negotiation, transaction, material contact, contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Belk’s securities, election of Belk’s directors or sale or other transfer a material amount of Belk’s assets.

Other Transactions. Except as otherwise described in this document, we have not engaged in any transaction or series of similar transactions with any executive officer or director with an aggregate value in excess of $60,000 in the past two years.

13.  Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

In fiscal year 2014, there was no established public trading market for either Class A common stock or Class B common stock. There were limited and sporadic quotations of bid and ask prices for the Class A common stock and the Class B common stock on the Over the Counter Bulletin Board and on the OTC Market, in the OTCQB Tier (formerly known as the “Pink Sheets”), under the symbols “BLKIA” and “BLKIB,” respectively. Our purchase of shares pursuant to the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. In addition, we have no current plans to list the shares on a national stock exchange or otherwise to pursue a public market for the shares. If, however, you tender your shares in this Offer, you may lose the opportunity to participate in any initial public offering or business combination transaction in the future that may result in a higher price for your shares than the Purchase Price presented by this Offer. You will also lose the opportunity to participate in the future earnings and distributions of Belk or to benefit from any future appreciation in the value of your shares resulting from the operations of our business or transactions involving us.

Our Class A and Class B common stock are registered under the Exchange Act which requires, among other things, that we furnish certain information to our stockholders and the SEC. As of April 11, 2014, we had 545 holders of record of our Class A common stock and 321 holders of record of our Class B common stock.

Under applicable Exchange Act rules, companies are permitted to terminate the registration of, and suspend their Exchange Act reporting obligations with respect to, any class of securities held of record by fewer than 300 holders. Once these obligations have been suspended, companies cease to be public “reporting companies” and are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, or proxy statements concerning annual or other stockholder meetings with the SEC. In addition, following any deregistration, directors, executive officers and persons owning more than 10% of the outstanding shares of common stock of a company would no longer be subject to the reporting and short-swing trading provisions of Sections 13 and 16 of the Exchange Act. As a result, the amount of information provided to stockholders following a deregistration may be less than the amount currently supplied. Accordingly, it may become difficult for stockholders to obtain information about a company following its deregistration.

We do not expect that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class A common stock below 300 and becoming eligible for termination of registration under the Exchange Act. However, based upon our historical experience with the number of record holders that we expect to participate in the Offer, we anticipate that the completion of the Offer according to its terms and conditions will result in reducing the number of record holders of our Class B common stock below 300. The table below provides information about the number of holders of record of our common stock prior to and after giving effect to the last five annual stock repurchases.

	2013	2012	2011	2010	2009
Class A record holders before offer	551	547	562	576	578
Class A record holders tendering shares	66	69	67	69	18
Class A record holders after offer	545	533	552	561	575

Class B record holders before offer	297	274	299	350	389
Class B record holders tendering shares	78	54	69	140	46
Class B record holders after offer	268	251	268	260	374

As shown in the table, the number of record holders of our Class B common stock dropped to less than 300 after the completion of the offer in 2010 and remained below 300 through 2013. In 2014, prior to March 25, 2014, we still had fewer than 300 holders of record of our Class B common stock. On March 25, 2014, our Compensation Committee approved the grant of equity compensation under our stockholder approved Belk, Inc. 2010 Incentive Stock Plan. As a result of the grant of equity compensation to our eligible employees, the number of holders of record of our Class B common stock increased to 321. Although we anticipate that the completion of the Offer will again cause the number of record holders of Class B common stock to fall below 300, we will not terminate the Exchange Act registration of our Class B common stock as a result of the completion of the Offer, and have no current plans to terminate the Exchange Act registration of our Class B common stock for the foreseeable future. No assurances can be made, however, that we will not seek to deregister our shares at a future date if our Board of Directors determines it is in the best interest of Belk and its stockholders at that time to do so.

We have announced that we intend to engage in future stock repurchases as a way to provide further ongoing liquidity opportunities for our stockholders, subject to our Board of Directors’ consideration of our cash flow position, market conditions and such other criteria as the Board deems appropriate. Any such future stock repurchase could result in reducing the number of record holders of our Class A or Class B stock below 300 and our becoming eligible for termination of registration of our Class A or Class B common stock under the Exchange Act. However, we do not intend to terminate the registration of either our Class A or our Class B common stock. Except for such announcement, we have no present plans to pursue a business combination or similar transaction that would create a liquidity event for stockholders.

14.  Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may be required to delay the acceptance for payment of, or payment for, shares tendered pursuant to this Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment, and pay for, shares are subject to the conditions specified in “Section 6. Certain Conditions of the Offer.”

15.  Material United States Federal Income Tax Consequences

The following summary describes material United States federal income tax consequences to U.S. holders (as defined below) of participating in the Offer and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. The discussion below addresses only shares held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities who elect a mark-to-market method of tax accounting, tax-exempt organizations, foreign persons, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedging or other integrated transaction. This discussion does not consider the effect of any applicable state, local or non-U.S. tax laws. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change (possibly with retroactive effect). We recommend that each stockholder consult his or her own tax advisor as to the particular tax consequences to such stockholder of participating or not participating in the Offer, including the application of state, local and foreign tax laws and possible tax law changes.

Unless otherwise indicated, this summary applies only to tendering stockholders that are “U.S. holders.” For purposes of this summary, a U.S. holder is a beneficial owner of shares that is for U.S. federal income tax purposes,

•	a citizen or resident of the United States,

•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding shares should consult their own tax advisors.

General. A U.S. holder’s exchange of shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws.

Treatment as a Sale or Exchange. Under Section 302 of the Code, a transfer of shares to us pursuant to the Offer will be treated as a sale or exchange of the shares (rather than as a corporate dividend distribution) if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the stockholder, (b) results in a “complete termination” of the stockholder’s interest in Belk or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. These tests (the “Section 302 tests”) are explained more fully below.

If any one of the Section 302 tests is satisfied with respect to a tendering stockholder, such stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder’s adjusted tax basis in the shares sold pursuant to the Offer. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. For U.S. holders other than corporations, net long-term capital gain from the sale of shares held for more than one year is currently taxed at a maximum federal income tax rate of 20%. Therefore, a tendering stockholder may wish to take into account the various bases and holding periods of his or her shares, if such characteristics are not uniform, in determining which shares to tender.

Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only shares actually owned by the stockholder but also shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

Application of Section 302 Tests. One of the following tests must be satisfied in order for the sale of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

(a) Substantially Disproportionate Test. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if:

(i) the stockholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock entitled to vote immediately after the redemption,

(ii) the percentage of the total voting stock actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating all shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the voting stock actually and constructively owned by the stockholder immediately before the sale (treating all shares sold pursuant to the Offer as outstanding), in each case taking into account the relative voting rights of the Class A and Class B common stock, and

(iii) the combined percentage of the Class A and Class B common stock actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating all shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the combined percentage of the Class A and Class B common stock actually and constructively owned by the stockholder immediately before the sale (treating all shares sold pursuant to the Offer as outstanding).

(b) Complete Termination Test. The receipt of cash by a stockholder will be a complete termination of the stockholder’s interest in Belk if either:

(i) all of the shares actually and constructively owned by the stockholder are sold pursuant to the Offer or

(ii) all of the shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder under the family attribution rules in accordance with the procedures described in Section 302(c)(2) of the Code.

Stockholders should consult their tax advisors as to whether such an election is available and, if so, whether such an election is desirable.

(c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a stockholder will not be essentially equivalent to a dividend if the stockholder’s sale of shares pursuant to the Offer results in a “meaningful reduction” of the stockholder’s proportionate interest (both actual and constructive) in Belk. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. However, the IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation, who exercises no control over corporate affairs, may constitute such a “meaningful reduction.” Stockholders expecting to rely upon the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application in their particular situation.

All shares tendered by stockholders and related parties in the Offer will be taken into account in determining whether any particular stockholder meets one of the Section 302 tests. Further, although the issue is not free from doubt, a stockholder may be able to take into account acquisitions or dispositions of shares (including market purchases and sales) that occur substantially contemporaneously with the Offer in determining whether any of the Section 302 tests is satisfied.

Because the ability of a particular stockholder to meet one of the Section 302 tests depends on a “before” and “after” comparison of the stockholder’s actual and constructive percentage ownership of

Belk’s outstanding shares, the extent to which other stockholders sell their shares in the Offer will affect the particular stockholder’s ability to meet a Section 302 test. Further, in the event that the Offer is oversubscribed, our purchase of shares pursuant to the Offer will be prorated. In such case, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, not all of the shares will be purchased by us, which in turn may adversely affect the stockholder’s ability to satisfy the Section 302 tests. Thus, a stockholder cannot be assured of being able to qualify under a Section 302 test at the time the stockholder determines to tender shares in the Offer. We recommend stockholders consult their own tax advisors regarding the likelihood that the stockholder will be able to meet one of the Section 302 tests.

Treatment as a Dividend. If a stockholder does not satisfy any of the Section 302 tests, and we have sufficient earnings and profits (as we currently anticipate will be the case, although there can be no assurances), a tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder’s basis in the shares sold pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder’s basis in those shares will be added to the stockholder’s basis in his or her remaining shares. Because no assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, no assurance can be given that any particular stockholder will not be treated as having received a dividend.

Under current law, “qualified dividend income” received by a U.S. holder, other than a corporation, is subject to a maximum federal income tax rate of 20%, provided that certain holding period and other requirements are met. We recommend that stockholders consult their own tax advisors regarding the applicability of the reduced tax rates to the portion of the redemption proceeds, if any, that is treated as a dividend. If the redemption proceeds are treated as dividend income to a particular stockholder but do not constitute “qualified dividend income,” then such dividend income will be taxable to the stockholder as regular ordinary income (currently at federal tax rates as high as 39.6%).

Additional Tax on Net Investment Income. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to an additional 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include any dividend income or capital gain recognized in connection with its exchange of shares for cash pursuant to the Offer, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the potential application to them of this additional tax.

Special Rules for Corporate Stockholders. To the extent that the exchange of shares by a corporate stockholder is treated as a dividend, the stockholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to “debt-financed portfolio stock” under Section 246A of the Code and to the 45-day holding period requirement of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all stockholders, any amount treated as a dividend to a corporate stockholder generally is expected to constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, the corporate stockholder must reduce the tax basis of its stock by the tax-deductible portion of the dividend. Also, if the deductible portion of an extraordinary dividend exceeds the stockholder’s tax basis for the stock, the stockholder must treat any such excess as gain from the sale or exchange of the stock.

Backup Withholding. See “Section 3. Procedure for Tendering Shares” with respect to the federal income tax backup withholding requirements. Foreign tendering stockholders may be subject to a 30% U.S. withholding tax and should consult with their own tax advisors.

The tax discussion set forth above is included for general information purposes only. The tax consequences of a sale pursuant to this Offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein regarding the state, local or foreign tax consequences of the transaction contemplated by this Offer. We recommend that stockholders consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to this Offer and the effect of the stock ownership attribution rules described above.

16.  Extension of the Offer; Termination; Amendments

We expressly reserve the right, at any time or from time to time, to elect to extend the period of time during which the Offer is open by publicly announcing the extension. Any such extension shall be in compliance with Rule 14e-1(d) under the Exchange Act. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in “Section 6. Certain Conditions of the Offer” by making a public announcement of such termination or postponement.

Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that we permit shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that we either pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of shares we may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time if public announcement is made and, such announcement, in the case of an extension, is issued no later than 9:00 a.m., E.D.T., on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information, but in any case will be at least five business days. If:

•

we increase or decrease the price to be paid for shares, or increase the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares of each class of common stock, or we decrease the number of shares being sought, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

17.  Solicitation Fees and Expenses

Our officers and employees may contact stockholders by mail, in person or by telecommunication and may request custodians to forward materials relating to the Offer to beneficial owners. We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares pursuant to the Offer. However, we will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials regarding the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of this Offer.

18.  Miscellaneous

The Offer is not being made to, nor will we accept tenders from, holders of shares residing in any U.S. jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. We are not aware of any U.S. jurisdiction in which the making of the Offer or the tender of shares would not be in compliance with the laws of such jurisdiction. However, we reserve the right to exclude holders in any U.S. jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the we make a good faith effort to comply with any state law deemed applicable to the Offer, if we cannot do so, we believe that the exclusion of holders residing in such U.S. jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

Belk, Inc.

April 24, 2014

19.  Additional Information

The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or their nominee to us at the following address:

By Mail, Hand or Overnight Delivery:

Belk, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217-4500

Attn: Ralph A. Pitts

(704) 357-1000

You are directed to contact Ralph A. Pitts at the telephone number and address above with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery, or to confirm delivery of your shares.